Exhibit 10.1
EXECUTION COPY

CREDIT AGREEMENT

dated as of

April 15, 2015

among

G&K Services, Inc.
as the Company

G&K Services Canada Inc.
as the Canadian Borrower

The Lenders Party Hereto

WELLS FARGO BANK, NATIONAL ASSOCIATION
as Administrative Agent

BANK OF AMERICA, N.A. and JPMORGAN CHASE BANK, N.A.
as Co-Syndication Agents

and

SUNTRUST BANK and PNC BANK, NATIONAL ASSOCIATION
as Co-Documentation Agents

WELLS FARGO SECURITIES, LLC, MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED and J.P. MORGAN SECURITIES LLC as Joint Bookrunners and Joint Lead Arrangers

i

SCHEDULES:

Schedule 2.01	--	Commitments
Schedule 2.06	--	Existing Letters of Credit
Schedule 3.01	--	Subsidiaries
Schedule 6.01	--	Existing Indebtedness
Schedule 6.02	--	Existing Liens
Schedule 6.04	--	Existing Investments
Schedule 6.12	--	Multi-Employer Pension Plans

EXHIBITS:

Exhibit A	--	Form of Assignment and Assumption
Exhibit B-1	--	Form of Opinion of Loan Parties’ Special U.S. Counsel
Exhibit B-2	--	Form of Opinion of Loan Parties’ Special Canadian Counsel
Exhibit C	--	Form of Increasing Lender Supplement
Exhibit D	--	Form of Augmenting Lender Supplement
Exhibit E	--	List of Closing Documents
Exhibit F	--	Form of Compliance Certificate
Exhibit G-1	--	Form of Domestic Subsidiary Guaranty
Exhibit G-2	--	Form of Canadian Subsidiary Guaranty

CREDIT AGREEMENT (this “Agreement”), dated as of April 15, 2015, among G&K SERVICES, INC., G&K SERVICES CANADA INC., the LENDERS from time to time party hereto, WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, BANK OF AMERICA, N.A. and JPMORGAN CHASE BANK, N.A., as Co-Syndication Agents and SUNTRUST BANK and PNC BANK, NATIONAL ASSOCIATION, as Co-Documentation Agents.
The parties hereto agree as follows:
ARTICLE I
Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“2005 Note Purchase Agreement” means the Note Purchase Agreement dated June 15, 2005 between the Company and the purchasers named therein, as the same may be amended, modified, supplemented, extended or restated from time to time.
“2013 Note Purchase Agreement” means the Note Purchase Agreement dated April 15, 2013 between the Company and the purchasers named therein, as the same may be amended, modified, supplemented, extended or restated from time to time.
“ABR”, when used in reference to any Loan or Borrowing, refers to a Loan, or the Loans comprising such Borrowing, bearing interest at a rate determined by reference to the Alternate Base Rate.
“Act” has the meaning assigned to such term in Section 9.13.
“Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
“Administrative Agent” means Wells Fargo Bank, National Association (including its branches and affiliates), in its capacity as administrative agent for the Lenders hereunder, or any successor administrative agent.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitment” means the aggregate of the Commitments of all of the Lenders, as reduced or increased from time to time pursuant to the terms and conditions hereof. As of the Effective Date, the Aggregate Commitment is $350,000,000.
“Agreed Currencies” means (i) Dollars, (ii) Canadian Dollars, (iii) euro, (iv) Pounds Sterling and (v) any other Foreign Currency agreed to by the Administrative Agent and each of the Lenders.
“Alternate Base Rate” means, for any day, a rate per annum equal to:
(i) if the applicable Loan or Borrowing is denominated in Dollars, the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the applicable screen rate (including any successor or substitute screen rate) at approximately 11:00 a.m. London time on such day; and
(ii) if the applicable Loan or Borrowing is denominated in Canadian Dollars, the greater of (a) the Canadian Prime Rate and (b) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the applicable screen rate (including any successor or substitute screen rate) at approximately 10:00 a.m. Toronto time on such day.
Any change in the Alternate Base Rate due to a change in the Prime Rate, the Canadian Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Canadian Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively. Notwithstanding the foregoing or anything to the contrary set forth herein, if the Alternate Base Rate at any time shall be less than zero percent, such rate shall be deemed to be zero percent for purposes of this Agreement.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrowers or their Subsidiaries from time to time concerning or relating to bribery or corruption.
“Applicable Percentage” means, with respect to any Lender, the percentage of the Aggregate Commitment represented by such Lender’s Commitment; provided that, in the case of Section 2.23 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the Aggregate Commitment (disregarding any Defaulting Lender’s Commitment) represented by such Lender's Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.
“Applicable Rate” means, for any day, with respect to any Eurocurrency Revolving Loan or any ABR Revolving Loan or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Eurocurrency Spread”, “ABR Spread” or “Commitment Fee Rate”, as the case may be, based upon the Leverage Ratio applicable on such date:

	Leverage Ratio:	Eurocurrency Spread	ABR Spread	Commitment Fee Rate
Category 1:	< 1.25 to 1.00	1.000%	0.000%	0.125%
Category 2:	> 1.25 to 1.00 but < 1.75 to 1.00	1.125%	0.125%	0.150%
Category 3:	> 1.75 to 1.00 but < 2.50 to 1.00	1.250%	0.250%	0.175%
Category 4:	> 2.50 to 1.00 but < 3.25 to 1.00	1.500%	0.500%	0.200%
Category 5:	> 3.25 to 1.00	1.750%	0.750%	0.250%
For purposes of the foregoing,
(i) if at any time the Company fails to deliver the Financials on or before the date the Financials are due pursuant to Section 5.01, Category 5 shall be deemed applicable for the period commencing on the date after the required date of delivery and ending on the date which is five (5) days after the Financials are actually delivered, after which the Category shall be determined in accordance with the table above as applicable;
(ii) adjustments, if any, to the Category then in effect shall be effective five (5) Business Days after the Administrative Agent has received the applicable Financials (it being understood and agreed that each change in Category shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change); and
(iii) notwithstanding the foregoing, Category 3 shall be deemed to be applicable until the Administrative Agent’s receipt of the applicable Financials for the Company’s fiscal quarter ending June 30, 2015 (unless such Financials demonstrate that Category 4 or 5 should have been applicable during such period, in which case such other Category shall be deemed to be applicable during such period) and adjustments to the Category then in effect shall thereafter be effected in accordance with the preceding paragraphs.
“Approved Fund” has the meaning assigned to such term in Section 9.04.
“Approximate Equivalent Amount” of any currency with respect to any amount of Dollars means the Equivalent Amount of such currency with respect to such amount of Dollars on or as of such date, rounded up to the nearest amount of such currency as determined by the Administrative Agent from time to time.

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.
“Attributable Receivables Indebtedness” at any time means the principal amount of Indebtedness which (i) if a Permitted Receivables Facility is structured as a secured lending agreement, constitutes the principal amount of such Indebtedness or (ii) if a Permitted Receivables Facility is structured as a purchase agreement, would be outstanding at such time under the Permitted Receivables Facility if the same were structured as a secured lending agreement rather than a purchase agreement.
“Augmenting Lender” has the meaning assigned to such term in Section 2.20.
“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.
“Available Revolving Commitment” means, at any time, the excess of the Aggregate Commitment then in effect over the aggregate Revolving Credit Exposures of all the Lenders at such time; provided that any Lender’s Swingline Exposure shall not be deemed to be a component of the Revolving Credit Exposure for purposes of calculating the commitment fee under Section 2.12(a).
“Banking Services” means each and any of the following bank services provided to the Company or any Subsidiary by any Lender or any of its Affiliates: (a) commercial credit cards, (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).
“Banking Services Agreement” means any agreement entered into by the Company or any Subsidiary in connection with Banking Services.
“Banking Services Obligations” means any and all obligations of the Company or any Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.
“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, monitor, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business, appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts of any applicable jurisdiction or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality), to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Borrowers” means the Company and the Canadian Borrower.
“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect or (b) a Swingline Loan.
“Borrowing Request” means a request by any Borrower for a Revolving Borrowing in accordance with Section 2.03.
“Burdensome Restrictions” means any consensual encumbrance or restriction of the type described in clause (a) or (b) of Section 6.08.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Charlotte, N.C. or New York City are authorized or required by law to remain closed; and when used in connection with a LIBOR Market Index Rate Loan or a Eurocurrency Loan for a LIBOR Quoted Currency, the term "Business Day" shall also exclude any day on which banks are not open for general business in London; and in addition, with respect to any date for the payment or purchase of, or the fixing of an interest rate in relation to Canadian Dollars, the term “Business Day” shall also exclude any day on which banks are not open for general business in Toronto, Ontario and, if the Borrowings or LC Disbursements which are the subject of a borrowing, drawing, payment, reimbursement or rate selection are denominated in euro, the term “Business Day” shall also exclude any day on which the TARGET2 payment system is not open for the settlement of payments in euro.
“Canadian Anti-Terrorism Laws” means any law, judgment, order, executive order, decree, ordinance, rule or regulation related to terrorism financing or money laundering including Part II.1 of the Criminal Code, R.S.C. 1985, c.C-46, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act, S.C. 2000, c. 17, and regulations promulgated pursuant to the Special Economic Measures Act, S.C. 1992, c. 17 and the United Nations Act, R.S.C. 1985, c. U-2.
“Canadian Borrower” means G&K Services Canada Inc., an Ontario corporation.
“Canadian Dollar Sublimit” means $50,000,000.
“Canadian Dollars” refers to the lawful currency of Canada.
“Canadian Pension Plans” means each pension, supplementary pension, retirement savings or other retirement income plan or arrangement of any kind, registered or non-registered, established, maintained or contributed to by the Company, the Canadian Borrower or any of their Subsidiaries for their Canadian employees or former Canadian employees but does not include the Canada Pension Plan or any provincial pension plan that is maintained by the government of Canada or a province thereof, respectively.

“Canadian Prime Rate” means a rate per annum equal to the prime rate of interest announced from time to time by Wells Fargo Bank, National Association (which is not necessarily the lowest rate charged to any customer) for loans made in Canadian Dollars at its office in Charlotte, N.C., changing when and as said prime rate changes, and effective on the first Business Day after announcement.
“Canadian Subsidiary” means a Subsidiary organized under the laws of a jurisdiction located in Canada.
“Canadian Subsidiary Guarantor” means each Material Canadian Subsidiary. The Canadian Subsidiary Guarantors on the Effective Date are identified as such in Schedule 3.01 hereto.
“Canadian Subsidiary Guaranty” means that certain Canadian Subsidiary Guaranty Agreement to be entered into pursuant to Section 5.09 on or within thirty (30) days (or such later date as may be agreed upon by the Administrative Agent) of any Subsidiary becoming a Canadian Subsidiary Guarantor, substantially in the form of Exhibit G-2, to be executed by each Canadian Subsidiary Guarantor, as amended, restated, supplemented or otherwise modified from time to time.
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“CDOR Rate” means for any Loans in Canadian Dollars, the CDOR Screen Rate or, if applicable pursuant to the terms of Section 2.14(a), the applicable Reference Bank Rate.
“CDOR Screen Rate” means, with respect to any Interest Period, the average rate as administered by Thomson Reuters (or any other Person that takes over the administration of such rate) for bankers acceptances with a tenor equal in length to such Interest Period as displayed on CDOR page of the Reuters screen or, in the event such rate does not appear on such Reuters page, on any successor or substitute page on such screen or service that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion.
“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Company; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (i) nominated by the board of directors of the Company nor (ii) appointed or approved by directors so nominated; (c) the occurrence of a change in control, or other similar provision, as defined in any agreement or instrument evidencing any Indebtedness in excess of $20,000,000 (triggering a default or mandatory prepayment, which default or mandatory prepayment has not been waived in writing); or (d) the Company ceases to own, directly or indirectly, and Control

100% (other than directors’ qualifying shares) of the ordinary voting and economic power of the Canadian Borrower.
“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.
“Charges” has the meaning assigned to such term in Section 9.17.
“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Co-Documentation Agent” means each of SunTrust Bank and PNC Bank, National Association in its capacity as co-documentation agent for the credit facility evidenced by this Agreement.
“Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced or terminated from time to time pursuant to Section 2.09, (b) increased from time to time pursuant to Section 2.20 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption or other documentation contemplated hereby pursuant to which such Lender shall have assumed its Commitment, as applicable.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Company” means G&K Services, Inc., a Minnesota corporation.
“Computation Date” is defined in Section 2.04.

“Consolidated EBITDA” means Consolidated Net Income plus, to the extent deducted from revenues in determining Consolidated Net Income, (i) Consolidated Interest Expense, (ii) expense for taxes paid or accrued, (iii) depreciation, (iv) amortization, (v) non-cash charges, (vi) extraordinary, unusual or non-recurring expenses or losses incurred other than in the ordinary course of business, (vii) for the purposes of calculating Consolidated EBITDA to determine compliance with Section 6.12, withdrawal liability incurred during the applicable period with respect to the one-time charge incurred pursuant to the withdrawal by the Company from the multiemployer pension plan set forth on Schedule 6.12, and (viii) non-cash charges associated with pension related vested termination lump sum payments in an amount not to exceed $11,000,000 in the aggregate during the term of this Agreement minus, to the extent included in Consolidated Net Income, (ix) income tax credits and refunds (to the extent not netted from tax expense), (x) any cash payments made during such period in respect of items described in clause (v) above subsequent to the fiscal quarter in which the relevant non-cash charges were incurred, (xi) non-cash gains, and (xii) extraordinary, unusual or non-recurring income or gains realized other than in the ordinary course of business, all calculated for the Company and its Subsidiaries in accordance with GAAP on a consolidated basis. For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”), (i) if at any time during such Reference Period the Company or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period, and (ii) if during such Reference Period the Company or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period. As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that (a) constitutes (i) assets comprising all or substantially all or any significant portion of a business or operating unit of a business, or (ii) all or substantially all of the common stock or other Equity Interests of a Person, and (b) involves the payment of consideration by the Company and its Subsidiaries in excess of $40,000,000; and “Material Disposition” means any sale, transfer or disposition of property or series of related sales, transfers, or dispositions of property that yields gross proceeds to the Company or any of its Subsidiaries in excess of $40,000,000.
“Consolidated Interest Expense” means, with reference to any period, the interest expense (including without limitation interest expense under Capital Lease Obligations that is treated as interest in accordance with GAAP) of the Company and its Subsidiaries calculated on a consolidated basis for such period with respect to (a) all outstanding Indebtedness of the Company and its Subsidiaries allocable to such period in accordance with GAAP (including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers acceptance financing and net costs under interest rate Swap Agreements to the extent such net costs are allocable to such period in accordance with GAAP) and (b) the interest component of all Attributable Receivable Indebtedness of the Company and its Subsidiaries for such period.

“Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Company and its Subsidiaries calculated in accordance with GAAP on a consolidated basis (without duplication) for such period.
“Consolidated Net Worth” means, with respect to the Company and its Subsidiaries as of any date of determination, shareholders’ equity of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP.
“Consolidated Total Assets” means, as of the date of any determination thereof, total assets of the Company and its Subsidiaries calculated in accordance with GAAP on a consolidated basis as of such date.
“Consolidated Total Indebtedness” means at any time the sum, without duplication, of (a) the aggregate Indebtedness of the Company and its Subsidiaries calculated on a consolidated basis as of such time in accordance with GAAP, (b) the aggregate amount of Indebtedness of the Company and its Subsidiaries relating to the maximum drawing amount of all outstanding letters of credit and bankers acceptances and (c) Indebtedness of the type referred to in clauses (a) or (b) hereof of another Person guaranteed by the Company or any of its Subsidiaries. For the avoidance of doubt, Consolidated Total Indebtedness includes all Attributable Receivables Indebtedness.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Controlled Affiliate” means each Affiliate over which any Borrower or any of its Subsidiaries exercises management control.
“Co-Syndication Agents” means Bank of America, N.A. and JPMorgan Chase Bank, N.A., in their capacities as co-syndication agents for the credit facility evidenced by this Agreement.
“Credit Event” means a Borrowing, the issuance of a Letter of Credit, an LC Disbursement, or the extension of the expiry date of a Letter of Credit.
“Credit Party” means the Administrative Agent, any Issuing Bank, the Swingline Lender or any other Lender.
“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clauses (i) and (ii) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular Default, if any) has not been satisfied, or in the case of clause (iii) above, such amount is the subject of a good faith dispute, (b) has notified the Company or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular Default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) to the extent clauses (a), (b) or (d) are inapplicable, has failed, within three (3) Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.
“Dollar Amount” of any currency at any date means (i) the amount of such currency if such currency is Dollars or (ii) the equivalent in Dollars of such currency if such currency is a Foreign Currency, calculated on the basis of the Exchange Rate for such currency, on or as of the most recent Computation Date provided for in Section 2.04.
“Dollars” or “$” refers to lawful money of the United States of America.
“Domestic Subsidiary” means a Subsidiary organized under the laws of a jurisdiction located in the United States of America.
“Domestic Subsidiary Guarantor” means each Material Domestic Subsidiary. The Domestic Subsidiary Guarantors on the Effective Date are identified as such in Schedule 3.01 hereto.
“Domestic Subsidiary Guaranty” means that certain Domestic Subsidiary Guaranty Agreement dated as of the Effective Date, substantially in the form of Exhibit G-1, executed by each Domestic Subsidiary Guarantor party thereto, as amended, restated, supplemented or otherwise modified from time to time.
“ECP” means an “Eligible Contract Participant” as defined in Section 1(a)(18) of the Commodity Exchange Act or any regulations promulgated thereunder and the applicable rules issued by the Commodity Futures Trading Commission and/or the SEC (collectively, and as now or hereafter in effect, the “ECP Rules”).
“ECP Rules” has the meaning assigned to such term in the definition of “ECP”.
“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).
“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any Subsidiary directly or indirectly resulting from or based upon (a) any violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) any exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.
“Equivalent Amount” of any currency with respect to any amount of Dollars at any date means the equivalent in such currency of such amount of Dollars, calculated on the basis of the Exchange Rate for such other currency on the date on or as of which such amount is to be determined.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of a failure to make a minimum contribution defined in Section 303(a) of ERISA or 412(a) of the Code that is not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan other than in a “standard termination”; (f) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Company or any of its ERISA Affiliates from any Plan or Multiemployer Plan; or (g) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition upon the Company or any of its ERISA Affiliates of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“EU” means the European Union.
“euro” and/or “EUR” means the single currency of the participating member states of the EU.
“Eurocurrency”, when used in reference to a currency means an Agreed Currency and when used in reference to any Loan or Borrowing, means that such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Adjusted LIBO Rate.
“Eurocurrency Payment Office” of the Administrative Agent means, for each Foreign Currency, the office, branch, affiliate or correspondent bank of the Administrative Agent for such currency as specified from time to time by the Administrative Agent to the Company and each Lender.
“Event of Default” has the meaning assigned to such term in Article VII.
“Exchange Rate” means, on any day, with respect to any Foreign Currency, the rate at which such Foreign Currency may be exchanged into Dollars, as set forth at approximately 11:00 a.m., Local Time, on such date on the Reuters World Currency Page for such Foreign Currency. In the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate with respect to such Foreign Currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Administrative Agent or, in the event no such service is selected, such Exchange Rate shall instead be calculated on the basis of the arithmetical mean of the buy and sell spot rates of exchange of the Administrative Agent for such Foreign Currency on the London market at 11:00 a.m., Local Time, on such date for the purchase of Dollars with such Foreign Currency, for delivery two (2) Business Days later; provided, that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with the Company, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.
“Excluded Swap Obligation” means, with respect to any Loan Party, any Specified Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Specified Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (a) by virtue of such Loan Party’s failure for any reason to constitute an ECP at the time the Guarantee of such Loan Party or the grant of such security interest becomes or would become effective with respect to such Specified Swap Obligation or (b) in the case of a Specified Swap Obligation subject to a clearing requirement pursuant to Section 2(h) of the Commodity Exchange Act (or any successor provision thereto), because such Loan Party is a “financial entity,” as defined in Section 2(h)(7)(C)(i) of the Commodity Exchange Act (or any successor provision thereto), at the time the Guarantee of such Loan Party becomes or would become effective with respect to such related Specified Swap Obligation. If a Specified Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Specified Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Company or the Canadian Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction (or any political subdivision thereof) in which the Company or the Canadian Borrower is located, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Company under Section 2.19(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.17(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from any Borrower with respect to such withholding tax pursuant to Section 2.17(a) and (d) any United States Federal withholding Taxes imposed under FATCA.
“Existing Credit Agreement” means that certain Credit Agreement, dated as of March 7, 2012, by and among the Company, the Canadian Borrower, the financial institutions from time to time parties thereto as lenders, and JPMorgan Chase Bank, N.A., as administrative agent, as the same may have been amended, restated, supplemented or otherwise modified from time to time.
“Existing Letters of Credit” is defined in Section 2.06(a).
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.
“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it; provided that, if the Federal Funds Effective Rate at any time shall be less than zero percent, such rate shall be deemed to be zero percent for purposes of this Agreement.
“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Company.
“Financials” means the annual or quarterly financial statements, and accompanying certificates and other documents, of the Company and its Subsidiaries required to be delivered pursuant to Section 5.01(a) or 5.01(b).
“Foreign Currencies” means Agreed Currencies other than Dollars.

“Foreign Currency LC Exposure” means, at any time, the sum of (a) the Dollar Amount of the aggregate undrawn and unexpired amount of all outstanding Foreign Currency Letters of Credit at such time plus (b) the aggregate principal Dollar Amount of all LC Disbursements in respect of Foreign Currency Letters of Credit that have not yet been reimbursed at such time.
“Foreign Currency Letter of Credit” means a Letter of Credit denominated in a Foreign Currency.
“Foreign Currency Sublimit” means $25,000,000.
“Foreign Lender” means (i) with respect to the Company, any Lender that is organized under the laws of a jurisdiction other than that in which the Company is located, and (ii) with respect to the Canadian Borrower, any Lender that is organized under the laws of a jurisdiction other than that in which the Canadian Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction, and Canada and each province and territory thereof shall be deemed to constitute a single jurisdiction.
“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.
“GAAP” means generally accepted accounting principles in the United States of America.
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, any supra-national bodies (including, without limitation, the EU or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Hostile Acquisition” means (a) the acquisition of the Equity Interests of a Person through a tender offer or similar solicitation of the owners of such Equity Interests which has not been approved (prior to such acquisition) by the board of directors (or any other applicable governing body) of such Person or by similar action if such Person is not a corporation and (b) any such acquisition as to which such approval has been withdrawn.
“Impacted Interest Period” has the meaning assigned to such term in the definition of LIBO Rate.
“Increasing Lender” has the meaning assigned to such term in Section 2.20.
“Incremental Term Loan” has the meaning assigned to such term in Section 2.20.
“Incremental Term Loan Amendment” has the meaning assigned to such term in Section 2.20.
“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business that are not more than 180 days past due), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers acceptances, (k) all Attributable Receivables Indebtedness of such Person and (l) all obligations of such Person under Sale and Leaseback Transactions. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. The amount of Indebtedness incurred by any Person in connection with any Guarantee by such Person shall be deemed to be an amount equal to (i) the stated amount of such Guarantee, (ii) the stated amount of the primary obligation in respect of which such Guarantee is made if such Guarantee does not set forth a stated amount, or (iii) such Person's reasonably anticipated liability in respect of such Guarantee as determined by the Company and approved by the Administrative Agent if neither such Guarantee nor such primary obligation sets forth a stated amount. For the avoidance of doubt, Indebtedness shall not include any withdrawal liability incurred with respect to the one-time charge incurred pursuant to the withdrawal by the Company from the multiemployer pension plan set forth on Schedule 6.12.
“Indemnified Taxes” means Taxes, other than Excluded Taxes and Other Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrowers under any Loan Document.
“Information Memorandum” means the Confidential Information Memorandum dated March 2015 relating to the Company and the Transactions.
“Interest Coverage Ratio” has the meaning assigned to such term in Section 6.12(b).
“Interest Election Request” means a request by the applicable Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.08.
“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December and the Maturity Date, (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the Maturity Date and (c) with respect to any Swingline Loan, the last day of each March, June, September and December and the Maturity Date.
“Interest Period” means with respect to any Eurocurrency Borrowing: (a) in a LIBOR Quoted Currency, on the numerically corresponding day in the calendar month that is one week or one, two, three or six months thereafter, as the applicable Borrower may elect, and (b) with respect to any Eurocurrency Borrowing in Canadian Dollars, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as such Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Borrowing for one, two, three or six month period only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) with respect to one, two, three or six month determinations hereunder any Interest Period pertaining to a Eurocurrency Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a)

the applicable Screen Rate (for the longest period for which the applicable Screen Rate is available for the applicable currency) that is shorter than the Impacted Interest Period and (b) the applicable Screen Rate for the shortest period (for which such Screen Rate is available for the applicable currency) that exceeds the Impacted Interest Period, in each case, as of the Specified Time on the Quotation Day for such Interest Period. When determining the rate for a period which is less than the shortest period for which the relevant Screen Rate is available, the applicable Screen Rate for purposes of clause (a) above shall be deemed to be the overnight screen rate where "overnight screen rate" means, in relation to any currency, the overnight rate for such currency determined by the Administrative Agent from such service as the Administrative Agent may select.
“Issuing Banks” means Wells Fargo Bank, National Association, Bank of America, N.A. and JPMorgan Chase Bank, N.A., in their capacities as the issuers of Letters of Credit hereunder and each other Lender that agrees to act as an Issuing Bank hereunder and that is approved by the Company and the Administrative Agent (such approval by the Administrative Agent not to be unreasonably conditioned, withheld or delayed), and their respective successors in such capacity as provided in Section 2.06(i). Any Issuing Bank may, in its respective discretion, arrange for one or more Letters of Credit to be issued by any of its respective Affiliates, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.
“Issuing Bank Commitment” means, with respect to each Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit hereunder in (a) the maximum aggregate amount set forth opposite such Issuing Bank’s name on Schedule 2.01 hereto under the caption “Issuing Bank Commitment” or (b) if such Issuing Bank has entered into one or more assignments pursuant to Section 9.04 or if a Lender has become an Issuing Bank after the date hereof, the amount set forth for such Issuing Bank in the Register maintained by the Administrative Agent pursuant to Section 9.04 as such Issuing Bank’s “Issuing Bank Commitment”.
“Lead Arrangers” means Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC, in their capacities as joint lead arrangers and joint bookrunners for the credit facility evidenced by this Agreement.
“LC Collateral Account” has the meaning assigned to such term in Section 2.06(j).
“LC Disbursement” means a payment made by any Issuing Bank pursuant to a Letter of Credit.
“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn Dollar Amount of all outstanding Letters of Credit at such time plus (b) the aggregate Dollar Amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Company at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.
“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a Lender hereunder pursuant to Section 2.20 or pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.
“Letter of Credit” means any Existing Letter of Credit or any letter of credit issued pursuant to this Agreement.
“Leverage Ratio” has the meaning assigned to such term in Section 6.12(a).
“Leverage Ratio Increase” has the meaning assigned to such term in Section 6.12(a).
“LIBO Rate” means, with respect to (A) any Eurocurrency Borrowing in any LIBOR Quoted Currency and for any applicable Interest Period, the LIBOR Screen Rate as of the Specified Time on the Quotation Day for such currency and Interest Period; provided that if any LIBOR Screen Rate at any time shall be less than zero percent, such rate shall be deemed to be zero percent for purposes of this Agreement and (B) any Eurocurrency Borrowing in Canadian Dollars and for any applicable Interest Period, the CDOR Screen Rate for Canadian Dollars as of the Specified Time and on the Quotation Day for Canadian Dollars and for such Interest Period; provided that if the CDOR Screen Rate at any time shall be less than zero percent, such rate shall be deemed to be zero percent for purposes of this Agreement; provided, that, if a LIBOR Screen Rate or the CDOR Screen Rate, as applicable, shall not be available at the applicable time for the applicable Interest Period (the “Impacted Interest Period”), then the LIBO Rate for such currency and Interest Period shall be the Interpolated Rate; provided, further that, if at any time the Interpolated Rate shall be less than zero percent, such rate shall be deemed to be zero percent for purposes of this Agreement. It is understood and agreed that all of the terms and conditions of this definition of “LIBO Rate” shall be subject to Section 2.14.
“LIBOR Market Index Rate” means, for any date, the higher of (a) the rate for one month Dollar deposits as reported on Reuters Screen LIBOR01 Page (or any successor page) as of 11:00 a.m. London time, on such day, or if such day is not a Business Day, then the immediately preceding Business Day (or if not so reported, then as determined by the Administrative Agent from another recognized source or interbank quotation) and (b) 0%.
“LIBOR Market Index Rate Loan” means any Swingline Loan bearing interest at a rate determined by reference to the LIBOR Market Index Rate.
“LIBOR Quoted Currency” means Dollars, euro and Pounds Sterling.
“LIBOR Screen Rate” means, with respect to any Interest Period, the London interbank offered rate administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for such LIBOR Quoted Currency for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen or, in the event such rate does not appear on either of such Reuters pages, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
“Loan Documents” means this Agreement, the Subsidiary Guaranties, any promissory notes executed and delivered pursuant to Section 2.10(e) and any and all other instruments and documents executed and delivered in connection with any of the foregoing. Any reference in the Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to the Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.
“Loan Parties” means, collectively, the Borrowers and the Subsidiary Guarantors.
“Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement.
“Local Time” means (i) New York City time in the case of a Loan, Borrowing or LC Disbursement denominated in Dollars to, or for the account of, the Company, (ii) London, England time in the case of a Loan, Borrowing or LC Disbursement denominated in any Foreign Currency other than Canadian Dollars and (iii) local time at the place of the relevant Loan, Borrowing or LC Disbursement (or such earlier local time as is necessary for the relevant funds to be received and transferred to the Administrative Agent for same day value on the date the relevant reimbursement obligation is due) in the case of a Loan, Borrowing or LC Disbursement which is denominated in Canadian Dollars or which is to, or for the account of, the Canadian Borrower.
“Material Adverse Effect” means a material adverse effect on (a) the properties, business, prospects, operations or condition (financial or otherwise) of the Company and the Subsidiaries taken as a whole or (b) the ability of the Company or any of the Subsidiaries to perform its obligations under the Loan Documents.
“Material Canadian Subsidiary” means any direct or indirect Canadian Subsidiary that is a Material Subsidiary.
“Material Contracts” means any contract or other agreement, written or oral, of the Company or any Subsidiary (a) evidencing any Material Indebtedness or (b) the failure to comply with which could reasonably be expected to have a material adverse effect on the properties, business, prospects, operations or condition (financial or otherwise) of the Company and the Subsidiaries taken as a whole.
“Material Domestic Subsidiary” means any direct or indirect Domestic Subsidiary that is a Material Subsidiary.

“Material Indebtedness” means any Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Company and its Subsidiaries involving monetary liability of or to any such Person in an amount in excess of $25,000,000 per annum. For purposes of determining Material Indebtedness, the “monetary liability” of the obligations of the Company or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.
“Material Subsidiary” means each Subsidiary, other than a Receivables Entity, (i) which, as of the most recent fiscal quarter of the Company, for the period of four consecutive fiscal quarters then ended, for which financial statements have been delivered pursuant to Section 5.01, contributed greater than or equal to ten percent (10%) of the Company’s Consolidated EBITDA for such period or (ii) which contributed greater than or equal to ten percent (10%) of the Company’s Consolidated Total Assets as of such date; provided that, if at any time the aggregate amount of the Company’s Consolidated EBITDA or Company’s Consolidated Total Assets attributable to Subsidiaries that are not Subsidiary Guarantors exceeds twenty percent (20%) of the Company’s Consolidated EBITDA for any such period or twenty percent (20%) of the Company’s Consolidated Total Assets as of the end of any such fiscal quarter, the Company (or, in the event the Company has failed to do so within ten days, the Administrative Agent) shall designate sufficient Subsidiaries as “Material Subsidiaries” to eliminate such excess, and such designated Subsidiaries shall for all purposes of this Agreement constitute Material Subsidiaries.
“Maturity Date” means April 15, 2020.
“Maximum Rate” has the meaning assigned to such term in Section 9.17.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations and indebtedness (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), obligations and liabilities of any of the Company and its Subsidiaries to any of the Lenders, the Administrative Agent, any of the Issuing Banks or any indemnified party, individually or collectively, existing on the Effective Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Credit Agreement or any of the other Loan Documents or to the Lenders or any of their Affiliates under any Swap Agreement or any Banking Services Agreement or in respect of any of the Loans made or reimbursement or other obligations incurred or any of the Letters of Credit or other instruments at any time evidencing any thereof; provided that the definition of “Obligations” shall not create or include any guarantee by any Loan Party of (or grant of security interest by any Loan Party to support, as applicable) any Excluded Swap Obligations of such Loan Party for purposes of determining any obligations of any Loan Party.
“OFAC” means Office of Foreign Assets Control of the United States Department of the Treasury.
“Original Currency” has the meaning assigned to such term in Section 2.18(a).
“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (including, without limitation, any penalties and interest arising therefrom or with respect thereto) arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, but shall not include Excluded Taxes.
“Overnight Foreign Currency Rate” means, for any amount payable in a Foreign Currency, the rate of interest per annum as determined by the Administrative Agent at which overnight or weekend deposits in the relevant currency (or if such amount due remains unpaid for more than three (3) Business Days, then for such other period of time as the Administrative Agent may elect) for delivery in immediately available and freely transferable funds would be offered by the Administrative Agent to major banks in the interbank market upon request of such major banks for the relevant currency as determined above and in an amount comparable to the unpaid principal amount of the related Credit Event, plus any taxes, levies, imposts, duties, deductions, charges or withholdings imposed upon, or charged to, the Administrative Agent by any relevant correspondent bank in respect of such amount in such relevant currency.
“Parent” means, with respect to any Lender, the Person as to which such Lender is, directly or indirectly, a subsidiary.
“Participant” has the meaning set forth in Section 9.04.
“Participant Register” has the meaning set forth in Section 9.04.
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Permitted Acquisition” means any acquisition (whether by purchase, merger, consolidation or otherwise but excluding in any event a Hostile Acquisition) or series of related acquisitions by the Company or any Subsidiary of (i) all or substantially all the assets of or (ii) all or substantially all the Equity Interests in, a Person or division or line of business of a Person, if, at the time of and immediately after giving effect thereto, (a) no Default has occurred and is continuing or would arise after giving effect thereto, (b) such Person or division or line of business is engaged in the same or a similar line of business as the Company and the Subsidiaries or business reasonably related thereto, (c) all actions required to be taken with respect to such acquired or newly formed Subsidiary under Section 5.09 shall have been taken, (d) the Company and the Subsidiaries are in pro forma compliance, both immediately before and after giving effect to such acquisition (but without giving effect to any synergies or cost savings), with the covenants contained in Section 6.12 recomputed as of the last day of the most recently ended fiscal quarter of the Company for which financial statements are available, as if such acquisition (and any related incurrence or repayment of Indebtedness, with any new Indebtedness being deemed to be amortized over the applicable testing period in accordance with its terms) had occurred on the first day of each relevant period for testing such compliance and, if (A) the Leverage Ratio as determined above is greater than 3.00 to 1.00 either before or after giving pro forma effect to such acquisition and if the aggregate consideration paid in respect of such acquisition exceeds $75,000,000 or (B) in any case, if the aggregate consideration paid in respect of such acquisition exceeds $150,000,000, then the Company shall have delivered to the Administrative Agent a certificate of a Financial Officer of the Company to such effect, together with all relevant financial information, statements and projections reasonably requested by the Administrative Agent, and (e) in the case of an acquisition or merger involving the Company or a Subsidiary, the Company or such Subsidiary is the surviving entity of such merger and/or consolidation; provided, that a Subsidiary may merge into another Person and such Person may be the survivor thereof if such Person becomes a Subsidiary immediately after giving effect to such merger and, if required hereunder, a Subsidiary Guarantor.
“Permitted Encumbrances” means:
(a) Liens imposed by law for taxes, utilities, assessments or other governmental charges or levies, in each case, that are not yet due or are being contested in compliance with Section 5.04;
(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or are being contested in compliance with Section 5.04;
(c) pledges and deposits and statutory deemed trusts and Liens arising in the ordinary course of business in compliance with workers’ compensation, government pension plans, unemployment insurance and other social security laws or regulations or laws dealing with employment matters;
(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (n) of Article VII;
(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company or any Subsidiary;
(g) any interest or title of a lessor, sublessor, or licensor under any operating lease or license agreement entered into in the ordinary course of business and not interfering in any material respect with the rights, benefits or privileges of such lease or licensing agreement, as the case may be;
(h) Liens in favor of payor financial institutions having a right of setoff, revocation, refund or chargeback with respect to funds or instruments of the Company or any Subsidiary on deposit with or in possession of such financial institution;
(i) the filing of any UCC financing statement or the Personal Property Security Act equivalent solely as a precautionary measure or required in the case of a Canadian Province in connection with any lease transaction otherwise permitted hereunder in which the Company or any Subsidiary is the lessee; and
(j) Liens on cash deposited into escrow accounts to secure indemnification obligations with respect to any asset sales permitted by clause (iii) of Section 6.03(a);
provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.
“Permitted Investments” means:
(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;
(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;
(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;
(d) fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and
(e) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.
“Permitted Receivables Facility” means the receivables facility or facilities created under the Permitted Receivables Facility Documents, providing for the sale or pledge by the Company and/or one or more other Receivables Sellers of Permitted Receivables Facility Assets (thereby providing financing to the Company and the Receivables Sellers) to the Receivables Entity (either directly or through another Receivables Seller), which in turn shall sell or pledge interests in the respective Permitted Receivables Facility Assets to third-party investors pursuant to the Permitted Receivables Facility Documents (with the Receivables Entity permit-ted to issue investor certificates, purchased interest certificates or other similar documenta-tion evidencing interests in the Permitted Receivables Facility Assets) in return for the cash used by the Receivables Entity to purchase the Permitted Receivables Facility Assets from the Company and/or the respective Receivables Sellers, in each case as more fully set forth in the Permitted Receivables Facility Documents.
“Permitted Receivables Facility Assets” means (i) Receivables (whether now existing or arising in the future) of the Company and its Subsidiaries which are transferred or pledged to the Receivables Entity pursuant to the Permitted Receivables Facility and any related Permitted Receivables Related Assets which are also so transferred or pledged to the Receivables Entity and all proceeds thereof and (ii) loans to the Company and its Subsidiaries secured by Receivables (whether now existing or arising in the future) and any Permitted Receivables Related Assets of the Company and its Subsidiaries which are made pursuant to the Permitted Receivables Facility.
“Permitted Receivables Facility Documents” means each of the documents and agreements entered into in connection with the Permitted Receivables Facility, including all documents and agreements relating to the issuance, funding and/or purchase of certificates and purchased interests, all of which documents and agreements shall be in form and substance reasonably satisfactory to the Administrative Agent, in each case as such documents and agreements may be amended, modified, supplemented, refinanced or replaced from time to time so long as (i) any such amendments, modifications, supplements, refinancings or replace-ments do not impose any conditions or requirements on the Company or any of its Subsidiaries that are more restrictive in any material respect than those in existence immediately prior to any such amendment, modification, supplement, refinancing or replacement, (ii) any such amendments, modifica-tions, supplements, refinancings or replacements are not adverse in any way to the interests of the Lenders and (iii) any such amendments, modifications, supplements, refinancings or replacements are otherwise in form and substance reasonably satisfactory to the Administrative Agent. As of the Effective Date, for purposes of this definition, that certain Amended and Restated Loan Agreement, dated as of September 29, 2010, as amended by the first amendment thereto, dated September 28, 2011, as amended by the second amendment thereto, dated May 22, 2012, and as amended by the third amendment thereto, dated September 27, 2013, by and among G&K Receivables Corp., the Company, Three Pillars Funding LLC and SunTrust Robinson Humphrey, Inc., and all other documents and agreements entered into in connection therewith and in effect on the Effective Date relating to the Company’s receivables facility, are, in each case, in form and substance satisfactory to the Administrative Agent.
“Permitted Receivables Related Assets” means any other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving receivables similar to Receivables and any collections or proceeds of any of the foregoing.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Personal Property Security Act” means as it pertains to any Province in Canada, the applicable personal property security legislation relevant among other things for the perfection, priority ranking and enforcement of security interests in personal property and without limitation means in Ontario, the Personal Property Security Act (Revised Statutes of Ontario) as amended from time to time.
“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Company or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Pounds Sterling” means the lawful currency of the United Kingdom.
“Prime Rate” means the rate of interest per annum publicly announced from time to time by Wells Fargo Bank, National Association as its prime rate in effect at its principal office in Charlotte, N.C.; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee becomes effective with respect to such Swap Obligation or such other Person as constitutes an ECP and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Quotation Day” means, with respect to any Eurocurrency Borrowing for any Interest Period, (i) if the currency is Pounds Sterling or Canadian Dollars, the first day of such Interest Period, (ii) if the currency is euro, the day that is two (2) TARGET2 Days before the first day of such Interest Period, (iii) for any other currency, two Business Days prior to the commencement of such Interest Period the Business Day (unless, in each case, market practice differs in the relevant market where the LIBO Rate for such currency is to be determined, in which case the Quotation Day will be determined by the Administrative Agent in accordance with market practice in such market (and if quotations would normally be given on more than one day, then the Quotation Day will be the last of those days)).
“Receivables” means all accounts receivable (including, without limitation, all rights to payment created by or arising from sales of goods, leases of goods or the rendition of services rendered no matter how evidenced whether or not earned by performance).
“Receivables Entity” means a wholly-owned Subsidiary of the Company which engages in no activities other than in connection with the financing of accounts receivable of the Receivables Sellers and which is designated (as provided below) as the “Receivables Entity” (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any other Subsidiary of the Company (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Company or any other Subsidiary of the Company in any way (other than pursuant to Standard Securitization Undertakings) or (iii) subjects any property or asset of the Company or any other Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which neither the Company nor any of its Subsidiaries has any contract, agreement, arrangement or understanding (other than pursu-ant to the Permitted Receivables Facility Documents (including with respect to fees payable in the ordinary course of business in connection with the servicing of accounts receivable and related assets)) on terms less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company, and (c) to which neither the Company nor any other Subsidiary of the Company has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operat-ing results. Any such designation shall be evidenced to the Administrative Agent by filing with the Administrative Agent an officer’s certificate of the Company certifying that, to the best of such officer’s knowledge and belief after consultation with counsel, such designation complied with the foregoing conditions.
“Receivables Sellers” means the Company and those Subsidiary Guarantors that are from time to time party to the Permitted Receivables Facility Documents.
“Reference Bank Rate” means the arithmetic mean of the rates supplied to the Administrative Agent at its request by the Reference Banks (as the case may be) as of the Specified Time on the Quotation Day for Loans in the applicable currency and the applicable Interest Period:
(a)    in relation to Loans in Canadian Dollars, as the rate at which the relevant Reference Bank is willing to extend credit by the purchase of bankers acceptances which have been accepted by banks which are for the time being customarily regarded as being of appropriate credit standing for such purpose with a term to maturity equal to the relevant period;
(b)    in relation to Loans in any currency other than Canadian Dollars, as the rate at which the relevant Reference Bank could borrow funds in the London interbank market in the relevant currency and for the relevant period, were it to do so by asking for and then accepting interbank offers in reasonable market size in that currency and for that period.
“Reference Banks” means Wells Fargo Bank, National Association and such other banks as may be appointed by the Administrative Agent in consultation with the Company.
“Register” has the meaning set forth in Section 9.04.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, trustees, administrators, managers, representatives and advisors of such Person and such Person’s Affiliates.
“Required Lenders” means, at any time, Lenders (other than Defaulting Lenders) having Revolving Credit Exposures and unused Commitments representing not less than 51% of the sum of the total Revolving Credit Exposures and unused Commitments at such time.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Company or any Subsidiary,

or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Company or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Company or any Subsidiary.
“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.
“Revolving Loan” means a Loan made pursuant to Section 2.01.
“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business and any successor thereto.
“Sale and Leaseback Transaction” means any sale or other transfer of any property or asset by any Person with the intent to lease such property or asset as lessee.
“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the OFAC, the U.S. Department of State, or by the United Nations Security Council, the EU or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).
“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the EU, any EU member state, the Canadian government or Her Majesty’s Treasury of the United Kingdom.
“Screen Rate” means the LIBOR Screen Rate and the CDOR Screen Rate collectively and individually as the context may require.
“Senior Note Agreements” means (a) the 2005 Note Purchase Agreement, (b) the 2013 Note Purchase Agreement and (c) any other note purchase agreement to be entered into by and among the Company and the purchasers named therein, as the same may be amended, modified, supplemented, extended or restated from time to time.
“Specified Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder.

“Specified Time” means (i) in relation to a Loan in Canadian Dollars, as of 11:00 a.m., Toronto, Ontario time and (ii) in relation to a Loan in a LIBOR Quoted Currency, as of 11:00 a.m., London time.
“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary thereof in connection with the Permitted Receivables Facility which are reasonably customary in an accounts receiv-able financing transaction.
“Statutory Reserve Rate” means, with respect to any currency, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve, liquid asset, fees or similar requirements (including any marginal, special, emergency or supplemental reserves or other requirements) established by any central bank, monetary authority, the Board, the Financial Services Authority, the European Central Bank or other Governmental Authority for any category of deposits or liabilities customarily used to fund loans in such currency, expressed in the case of each such requirement as a decimal. Such reserve, liquid asset, fees or similar requirements shall, in the case of Dollar denominated Loans, include those imposed pursuant to Regulation D of the Board. Eurocurrency Loans shall be deemed to be subject to such reserve, liquid asset, fee or similar requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under any applicable law, rule or regulation, including Regulation D of the Board. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve, liquid asset or similar requirement.
“Subordinated Indebtedness” means any Indebtedness of the Company or any Subsidiary the payment of which is subordinated to payment of the obligations under the Loan Documents.
“Subordinated Indebtedness Documents” means any document, agreement or instrument evidencing any Subordinated Indebtedness or entered into in connection with any Subordinated Indebtedness.
“subsidiary” means, as to any Person, any corporation, partnership, limited liability company or other entity of which more than fifty percent (50%) of the outstanding capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity is at the time owned by or the management is otherwise controlled by such Person (irrespective of whether, at the time, capital stock or other ownership interests of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency).
“Subsidiary” means any subsidiary of the Company.
“Subsidiary Guaranties” means, collectively, the Domestic Subsidiary Guaranty and the Canadian Subsidiary Guaranty.

“Subsidiary Guarantor” means a Domestic Subsidiary Guarantor or a Canadian Subsidiary Guarantor, as applicable.
“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or the Subsidiaries shall be a Swap Agreement.
“Swap Obligations” means any and all obligations of the Company or any Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements permitted hereunder with a Lender or an Affiliate of a Lender, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any such Swap Agreement transaction.
“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.
“Swingline Lender” means Wells Fargo Bank, National Association, in its capacity as lender of Swingline Loans hereunder.
“Swingline Loan” means a Loan made pursuant to Section 2.05.
“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET2) payment system (or, if such payment system ceases to be operative, such other payment system reasonably determined by the Administrative Agent to be a suitable replacement) for the settlement of payments in euro.
“TARGET2 Day” means a day that TARGET2 is open for the settlement of payments in euro.
“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, fees, assessments, charges or withholdings (including, without limitation, any penalties and interest arising therefrom or with respect thereto) imposed by any Governmental Authority.
“Transactions” means the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents, the borrowing of Loans and other credit extensions, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Borrowing”).
SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any Subsidiary at “fair value”, as defined therein and (ii) without giving effect to any treatment of

Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof..
ARTICLE II
The Credits
SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to the Company in Agreed Currencies and to the Canadian Borrower in Canadian Dollars, in each case, from time to time during the Availability Period in an aggregate principal amount that will not result in (in each case, subject to Sections 2.04 and 2.11(b)) (a) the Dollar Amount of such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment, (b) the sum of the Dollar Amount of the total Revolving Credit Exposures exceeding the Aggregate Commitment, (c) the Dollar Amount of the sum of the total outstanding Revolving Loans made to the Company plus the LC Exposure with respect to the Company, in each case, denominated in Foreign Currencies, exceeding the Foreign Currency Sublimit, or (d) the Dollar Amount of the sum of the total outstanding Revolving Loans made to the Canadian Borrower plus the LC Exposure with respect to the Canadian Borrower, exceeding the Canadian Dollar Sublimit. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans.
SECTION 2.02. Loans and Borrowings. (a) Each Revolving Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required. Any Swingline Loan shall be made in accordance with the procedures set forth in Section 2.05.
(b)Subject to Section 2.14, each Revolving Borrowing shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Company, on behalf of itself or the Canadian Borrower, may request in accordance herewith; provided that each ABR Loan shall only be made in Dollars or Canadian Dollars. Each Swingline Loan shall be an ABR Loan or a LIBOR Market Index Rate Loan, as the Company may request in accordance herewith. Each Lender at its option may make any ABR Loan or Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.14, 2.15, 2.16 and 2.17 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the relevant Borrower to repay such Loan in accordance with the terms of this Agreement.
(c)At the commencement of each Interest Period for any Eurocurrency Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000 (or the Approximate Equivalent Amount of each such amount if such

Borrowing is denominated in a Foreign Currency). At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $100,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Aggregate Commitment or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e). Each Swingline Loan shall be in an amount that is an integral multiple of $100,000 and not less than $100,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of eight (8) Eurocurrency Revolving Borrowings outstanding.
(d)Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
SECTION 2.03. Requests for Revolving Borrowings. To request a Revolving Borrowing, the Company, on behalf of itself or the Canadian Borrower, shall notify the Administrative Agent of such request (a) by telephone in the case of a Eurocurrency Borrowing, not later than 12:00 noon, Local Time, three (3) Business Days (in the case of a Eurocurrency Borrowing denominated in Dollars or Canadian Dollars) or by irrevocable written notice (via a written Borrowing Request in a form approved by the Administrative Agent and signed by the Company, on behalf of itself or the Canadian Borrower) not later than four (4) Business Days (in the case of a Eurocurrency Borrowing denominated in a Foreign Currency (other than Canadian Dollars)), in each case, before the date of the proposed Borrowing or (b) by telephone in the case of an ABR Borrowing, not later than 3:00 p.m., New York City time, one (1) Business Day before the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 1:00 p.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Company, on behalf of itself or the Canadian Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:
(i) the aggregate amount of the requested Borrowing;
(ii) the date of such Borrowing, which shall be a Business Day;
(iii) whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;
(iv) in the case of a Eurocurrency Borrowing, the Agreed Currency (if such Borrowing is for the Company) and initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
(v) the location and number of the applicable Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

If no election as to the Type of Revolving Borrowing is specified, then, in the case of a Borrowing denominated in Dollars or Canadian Dollars, the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Revolving Borrowing, then the relevant Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
SECTION 2.04. Determination of Dollar Amounts. The Administrative Agent will determine the Dollar Amount of:
(a)each Eurocurrency Borrowing as of the date two (2) Business Days prior to the date of such Borrowing or, if applicable, the date of conversion/continuation of any Borrowing as a Eurocurrency Borrowing,
(b)the LC Exposure as of the date of each request for the issuance, amendment, renewal or extension of any Letter of Credit, and
(c)all outstanding Credit Events on and as of the last Business Day of each calendar quarter and, during the continuation of an Event of Default, on any other Business Day elected by the Administrative Agent in its discretion or upon instruction by the Required Lenders.
Each day upon or as of which the Administrative Agent determines Dollar Amounts as described in the preceding clauses (a), (b) and (c) is herein described as a “Computation Date” with respect to each Credit Event for which a Dollar Amount is determined on or as of such day.
SECTION 2.05. Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans in Dollars to the Company from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $50,000,000 or (ii) the Dollar Amount of the total Revolving Credit Exposures exceeding the Aggregate Commitment; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Company may borrow, prepay and reborrow Swingline Loans.
(b)To request a Swingline Loan, the Company shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 1:00 p.m., New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day), whether such Swingline Loan shall be an ABR Loan or LIBOR Market Index Rate Loan, and the amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Company. The Swingline Lender shall make each Swingline Loan available to the Company by means of a credit to the general deposit account of the Company with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06

(e), by remittance to the applicable Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.
(c)The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Company of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Company (or other party on behalf of the Company) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Company for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Company of any default in the payment thereof.

SECTION 2.06. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Company, on behalf of itself or the Canadian Borrower, may request the issuance of Letters of Credit (x) denominated in Agreed Currencies, with respect to Letters of Credit issued for the account of the Company, or (y) denominated in Canadian Dollars, with respect to Letters of Credit issued for the account of the Canadian Borrower, in each case, in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Company to, or entered into by either Borrower with, any Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. The letters of credit identified on Schedule 2.06 (the “Existing Letters of Credit”) shall be deemed to be “Letters of Credit” issued on the Effective Date for all purposes of the Loan Documents.
(b)Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Company shall, on behalf of itself or the Canadian Borrower, hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the Issuing Banks and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the Agreed Currency applicable thereto (if such Letter of Credit is for the account of the Company), the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by any Issuing Bank, the Company, on behalf of itself or the Canadian Borrower, also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit, the Borrower for whose account such Letter of Credit is being or was issued shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) subject to Sections 2.04 and 2.11(b), the Dollar Amount of the LC Exposure shall not exceed $45,000,000, (ii) subject to Sections 2.04 and 2.11(b), the sum of the Dollar Amount of the total Revolving Credit Exposures shall not exceed the Aggregate Commitment, (iii) subject to Sections 2.04 and 2.11(b), with respect to any Letter of Credit issued or being issued for the account of the Company, the Dollar Amount of the sum of the total outstanding Revolving Loans made to the Company plus the LC Exposure with respect to the Company, in each case denominated in Foreign Currencies, shall not exceed the Foreign Currency Sublimit, (iv) subject to Sections 2.04 and 2.11(b), with respect to any Letter of Credit issued or being issued for the account of the Canadian Borrower, the Dollar Amount of the sum of the total outstanding Revolving Loans made to the Canadian Borrower plus the LC Exposure with respect to the Canadian Borrower shall not exceed the Canadian Dollar Sublimit and (v) subject to Sections 2.04 and 2.11(b), the

Dollar Amount of the LC Exposure of any Issuing Bank shall not exceed such Issuing Bank’s Issuing Bank Commitment.
(c)Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five (5) Business Days prior to the Maturity Date. Any Letter of Credit with a one-year tenor may provide for the automatic renewal thereof for additional one-year periods so long as the final expiry date of such Letter of Credit occurs on or prior to the date that is five (5) Business Days prior to the Maturity Date; provided, however, that notwithstanding the foregoing, a Letter of Credit may expire up to one year beyond the Maturity Date if cash collateralized, at least thirty (30) days prior to the Maturity Date, on terms acceptable to the Administrative Agent and the applicable Issuing Bank, each in its sole discretion, in an amount equal to at least 105% of the face amount of the applicable Letter of Credit.
(d)Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of any Issuing Bank or the Lenders, each Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from each Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate Dollar Amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the applicable Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the applicable Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
(e)Reimbursement. If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower for whose account such Letter of Credit was issued shall reimburse such LC Disbursement in the Agreed Currency in which such LC Disbursement is denominated. The applicable Borrower shall make such payment to the Administrative Agent in such Agreed Currency not later than 1:00 p.m., Local Time, on the date that such LC Disbursement is made, if the Company, on behalf of itself or the Canadian Borrower, shall have received notice of such LC Disbursement prior to 10:00 a.m., Local Time, on such date, or, if such notice has not been received by the Company, on behalf of itself or the Canadian Borrower, prior to such time on such date, then not later than 1:00 p.m., Local Time, on (i) the Business Day that the Company, on behalf of itself or the Canadian Borrower, receives such notice, if such notice is received prior to 10:00 a.m., Local Time, on the day of receipt, or (ii) the Business Day immediately following the day that the Company, on behalf of itself or the Canadian Borrower, receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, if such LC Disbursement is in Dollars or Canadian Dollars and not less than the Dollar Amount of $1,000,000, the Company may, on behalf of itself or the Canadian Borrower, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that (x) such payment be financed with an ABR Revolving Borrowing in the Agreed Currency and in the amount in which such LC Disbursement was denominated or, (y) if such LC Disbursement is denominated in Dollars and relates to a Letter of Credit issued for the account of the Company, a Swingline Loan in Dollars in an amount equal to such LC Disbursement. To the extent an LC Disbursement is financed pursuant to the foregoing clause (x) or (y), the applicable Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or, if applicable, Swingline Loan. If the applicable Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from such Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from such Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Lenders. Notwithstanding the foregoing or anything to the contrary set forth herein, no such ABR Revolving Borrowing shall be available in respect of Letters of Credit issued in a Foreign Currency other than Canadian Dollars, and no Swingline Loan shall be available in respect of Letters of Credit issued in a Foreign Currency. Promptly following receipt by the Administrative Agent of any payment from the applicable Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse any Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the applicable Borrower of its obligation to reimburse such LC Disbursement. If the applicable Borrower’s reimbursement of, or obligation to reimburse, any amounts in any Foreign Currency would subject the Administrative Agent, any Issuing Bank or any Lender to any stamp duty, ad valorem charge or similar tax that would not be payable if such reimbursement were made or required to be made in Dollars, the applicable Borrower shall pay the amount of any such tax requested by the Administrative Agent, such Issuing Bank or the relevant Lender.
(f)Obligations Absolute. The Borrowers obligations to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers’ obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Banks, nor any of their

Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Banks; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the applicable Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by the applicable Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of any Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank that issued such Letter of Credit may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
(g)Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit that it issued. Any Issuing Bank receiving such documents shall promptly notify the Administrative Agent and the Company, on behalf of itself or the Canadian Borrower, by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the applicable Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.
(h)Interim Interest. If any Issuing Bank shall make any LC Disbursement, then, unless the applicable Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the applicable Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans (or in the case such LC Disbursement is denominated in a Foreign Currency (other than Canadian Dollars), at the Overnight Foreign Currency Rate for such Agreed Currency plus the then effective Applicable Rate with respect to Eurocurrency Revolving Loans); provided that, if the applicable Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse an Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)Replacement of any Issuing Bank. Any of the Issuing Banks may be replaced at any time by written agreement among the Borrowers, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of any Issuing Bank. At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor, any other existing Issuing Bank, or to any previous Issuing Bank, or to such successor, any other existing Issuing Bank, and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit then outstanding and issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.
(j)Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Company, on behalf of itself or the Canadian Borrower, receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrowers shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders (the “LC Collateral Account”), an amount in cash equal to 105% of the Dollar Amount of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that (i) the portions of such amount attributable to undrawn Foreign Currency Letters of Credit or LC Disbursements in a Foreign Currency that the applicable Borrower is not late in reimbursing shall be deposited in the applicable Foreign Currencies in the actual amounts of such undrawn Letters of Credit and LC Disbursements and (ii) the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to either Borrower described in clause (h) or (i) of Article VII. For the purposes of this paragraph, the Foreign Currency LC Exposure shall be calculated using the applicable exchange rates of the Administrative Agent on the date notice demanding cash collateralization is delivered to the Company, on behalf of itself or the Canadian Borrower. The Borrowers also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.11(b). Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrowers’ risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Banks for LC Disbursements for which they have not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Obligations. If any Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the applicable Borrower within three (3) Business Days after all Events of Default have been cured or waived.
(k)Conversion. In the event that the Loans become immediately due and payable on any date pursuant to Article VII, all amounts (i) that any Borrower is at the time or thereafter becomes required to reimburse or otherwise pay to the Administrative Agent in respect of LC Disbursements made under any Foreign Currency Letter of Credit (other than amounts in respect of which such Borrower has deposited cash collateral pursuant to paragraph (j) above, if such cash collateral was deposited in the applicable Foreign Currency to the extent so deposited or applied), (ii) that the Lenders are at the time or thereafter become required to pay to the Administrative Agent and the Administrative Agent is at the time or thereafter becomes required to distribute to the Issuing Banks pursuant to paragraph (e) of this Section in respect of unreimbursed LC Disbursements made under any Foreign Currency Letter of Credit and (iii) of each Lender’s participation in any Foreign Currency Letter of Credit under which an LC Disbursement has been made shall, automatically and with no further action required, be converted into the Dollar Amount, calculated using the Administrative Agent’s currency exchange rates on such date (or in the case of any LC Disbursement made after such date, on the date such LC Disbursement is made), of such amounts. On and after such conversion, all amounts accruing and owed to the Administrative Agent, any Issuing Bank or any Lender in respect of the obligations described in this paragraph shall accrue and be payable in Dollars at the rates otherwise applicable hereunder.
SECTION 2.07. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds (i) in the case of Loans denominated in Dollars to the Company, by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders and (ii) in the case of each Loan denominated in a Foreign Currency, by 12:00 noon, Local Time, in the city of the Administrative Agent’s Eurocurrency Payment Office for such currency; provided that Swingline Loans shall be made as provided in Section 2.05. The Administrative Agent will make such Loans available to the relevant Borrower by promptly crediting the amounts so received, in like funds, to (x) an account of the Company maintained with the Administrative Agent in Minneapolis, Minnesota and designated by the Company in the applicable Borrowing Request, in the case of Loans denominated in Dollars to the Company and (y) an account of such Borrower in the relevant jurisdiction and designated by the Company, on behalf of itself or the Canadian Borrower, in the applicable Borrowing Request, in the case of Loans denominated in a Foreign Currency or to the Canadian Borrower; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the Issuing Bank that made such LC Disbursement.
(b)Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the relevant Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable

Borrowing available to the Administrative Agent, then the applicable Lender and such Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (including without limitation the Overnight Foreign Currency Rate in the case of Loans denominated in a Foreign Currency) or (ii) in the case of such Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
SECTION 2.08. Interest Elections. (a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Company, on behalf of itself or the Canadian Borrower, may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Revolving Borrowing, may, on behalf of itself or the Canadian Borrower, elect Interest Periods therefor, all as provided in this Section. The Company, on behalf of itself or the Canadian Borrower, may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.
(b)To make an election pursuant to this Section, the Company, on behalf of itself or the Canadian Borrower, shall notify the Administrative Agent of such election (by telephone in the case of a Borrowing denominated in Dollars or Canadian Dollars) or by irrevocable written notice (via an Interest Election Request in a form approved by the Administrative Agent and signed by the Company) in the case of a Borrowing denominated in a Foreign Currency (other than Canadian Dollars) by the time that a Borrowing Request would be required under Section 2.03 if the Company, on behalf of itself or the Canadian Borrower, were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Company. Notwithstanding any contrary provision herein, this Section shall not be construed to permit the Company, on behalf of itself or the Canadian Borrower, to (i) change the currency of any Borrowing, (ii) elect an Interest Period for Eurocurrency Loans that does not comply with Section 2.02(d) or (iii) convert any Borrowing to a Borrowing of a Type not available under the Class of Commitments pursuant to which such Borrowing was made.
(c)Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:
(i)the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii)the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and
(iv)if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period and Agreed Currency (if such Borrowing is made to the Company) to be applicable thereto after giving effect to such election, which Interest Period shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.
(d)Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
(e)If the Company, on behalf of itself or the Canadian Borrower, fails to deliver a timely Interest Election Request with respect to a Eurocurrency Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period (i) in the case of a Borrowing denominated in Dollars or Canadian Dollars, such Borrowing shall be converted to an ABR Borrowing and (ii) in the case of a Borrowing denominated in a Foreign Currency (other than Canadian Dollars) in respect of which the Company shall have failed to deliver an Interest Election Request prior to the third (3rd) Business Day preceding the end of such Interest Period, such Borrowing shall automatically continue as a Eurocurrency Borrowing in the same Agreed Currency with an Interest Period of one month unless such Eurocurrency Borrowing is or was repaid in accordance with Section 2.11. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Company, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing may be converted to or continued as a Eurocurrency Borrowing, and (ii) unless repaid, each Eurocurrency Revolving Borrowing shall be converted to an ABR Borrowing (and any such Eurocurrency Revolving Borrowing to the Company in a Foreign Currency shall be redenominated in Dollars at the time of such conversion) at the end of the Interest Period applicable thereto.
SECTION 2.09. Termination and Reduction of Commitments. (a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.
(b)The Company may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000 and (ii) the Company shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the Dollar Amount of the sum of the Revolving Credit Exposures would exceed the Aggregate Commitment.
(c)The Company shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Company pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.
SECTION 2.10. Repayment of Loans; Evidence of Debt. (a) Each Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan made to such Borrower on the Maturity Date in the currency of such Loan and (ii) in the case of the Company, to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two (2) Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, the Company shall repay all Swingline Loans then outstanding.
(b)Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(c)The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class, Agreed Currency and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
(d)The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay the Loans in accordance with the terms of this Agreement.
(e)Any Lender may request that Loans made by it to any Borrower be evidenced by a promissory note. In such event, the relevant Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if any such promissory note is a registered note, to such payee and its registered assigns).
SECTION 2.11. Prepayment of Loans.
(a)Any Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with the provisions of this Section 2.11(a). The Company, on behalf of itself or the Canadian Borrower, shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Revolving Borrowing, not later than 12:00 noon, Local Time, three (3) Business Days (in the case of a Eurocurrency Borrowing denominated in Dollars or Canadian Dollars) or four (4) Business Days (in the case of a Eurocurrency Borrowing denominated in a Foreign Currency (other than Canadian Dollars)), in each case before the date of prepayment, (ii) in the case of prepayment of an ABR Revolving Borrowing, not later than 1:00 p.m., New York City time, one (1) Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 1:00 p.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.13 and (ii) break funding payments pursuant to Section 2.16.
(b)If, on any Computation Date, (i) the sum of the aggregate principal Dollar Amount of all of the Revolving Credit Exposures exceeds the Aggregate Commitment, (ii) the sum of the aggregate principal Dollar Amount of all of the outstanding Revolving Credit Exposures with respect to the Company that are denominated in Foreign Currencies exceeds the Foreign Currency Sublimit, or (iii) the sum of the aggregate principal Dollar Amount of all of the outstanding Revolving Credit Exposures with respect to the Canadian Borrower exceeds the Canadian Dollar Sublimit, then, in each case, the Borrowers shall immediately repay Borrowings or cash collateralize LC Exposure in an account with the Administrative Agent pursuant to Section 2.06(j) in an aggregate principal amount sufficient to eliminate any such excess; provided that if any such excess is solely a result of fluctuations in currency exchange rates, no repayment or cash collateralization shall be required to the extent the amount of such excess is not more than 5% of (1) the Aggregate Commitment (if such excess is pursuant to clause (i) of this paragraph), (2) the Foreign Currency Sublimit (if such excess is pursuant to clause (ii) of this paragraph), or (3) the Canadian Dollar Sublimit (if such excess is pursuant to clause (iii) of this paragraph).

SECTION 2.12. Fees. (a) The Company agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Rate on the average daily amount of the Available Revolving Commitment during the period from and including the Effective Date to but excluding the date on which all the Commitments hereunder terminate. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(b)The Company agrees to pay, in the Agreed Currency in which each such Letter of Credit is denominated (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in such Letter of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurocurrency Revolving Loans denominated in such Agreed Currency on the average daily amount of such Lender’s LC Exposure under such Letter of Credit (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure thereunder, and (ii) to each Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) attributable to Letters of Credit issued by such Issuing Bank during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as such Issuing Bank’s standard fees and commissions with respect to the issuance, amendment, cancellation, negotiation, transfer, presentment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Unless otherwise specified above, participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third (3rd) Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within ten (10) days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(c)The Company agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Company and the Administrative Agent.
(d)All fees payable hereunder shall be paid on the dates due, in Dollars (except as otherwise expressly provided in this Section 2.12) and immediately available funds, to the Administrative Agent (or to any Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.13. Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate. Swingline Loans shall, at the election of the Company, bear interest at (i) the Alternate Base Rate plus the Applicable Rate or (ii) the LIBOR Market Index Rate.
(b)The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.
(c)Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by any Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.
(d)Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(e)All interest hereunder shall be computed on the basis of a year of 360 days, except that (i) (A) interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate or Canadian Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), (B) interest computed by reference to the Adjusted LIBO Rate at times when the Adjusted LIBO Rate is based on the CDOR Rate shall be computed on the basis of a year of 365 days, and (ii) interest in respect of Borrowings denominated in Pounds Sterling shall be computed on the basis of a year of 365 days, and in each case of the foregoing clauses (i) and (ii) shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate, LIBO Rate or CDOR Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
SECTION 2.14. Interest Rate Market Disruption and Alternate Rate of Interest. (a) If at the time that the Administrative Agent shall seek to determine the relevant Screen Rate on the Quotation Day for any Interest Period for a Eurocurrency Borrowing the applicable Screen Rate shall not be available for such Interest Period and/or for the applicable currency with respect to such Eurocurrency Borrowing for any reason and the Administrative Agent shall determine that it is not possible to determine the Interpolated Rate (which conclusion shall be conclusive and binding absent manifest error), then the applicable Reference Bank Rate shall be the LIBO Rate for such Interest Period for such Eurocurrency Borrowing; provided that if the Reference Bank Rate at any time shall be less than zero percent, such rate shall be deemed to be zero percent for purposes of this Agreement; provided, further, however, that if less than two Reference Banks shall supply a rate to the Administrative Agent for purposes of determining the LIBO Rate for such Eurocurrency Borrowing, (i) if such Borrowing shall be requested in Dollars, then such Borrowing shall be made as an ABR Borrowing at the Alternate Base Rate and (ii) if such Borrowing shall be requested in any non-Dollar currency, the LIBO Rate shall be equal to the rate determined by the Administrative Agent in its sole discretion after consultation with the Company and consented to in writing by the Required Lenders (the “Alternative Rate”); provided, however, that until such time as the aforesaid rate shall be determined and so consented to by the Required Lenders, Borrowings shall not be available in such non-Dollar currency.
(b)If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:
(i) the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for a Loan in the applicable currency or for the applicable Interest Period; or
(ii) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for a Loan in the applicable currency or for the applicable Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such currency or Interest Period;
then the Administrative Agent shall give notice thereof to the applicable Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the applicable Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (A) any Interest Election Request that requests the conversion of any Eurocurrency Borrowing to, or continuation of any Eurocurrency Borrowing in the applicable currency or for the applicable Interest Period, as the case may be, shall be ineffective, (B)  if such Borrowing is requested in Dollars, such Borrowing shall be made as an ABR Borrowing and (C) if such Borrowing is requested in any non-Dollar currency, then the LIBO Rate for such Eurocurrency Borrowing shall be at the Alternative Rate; provided, further that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.
SECTION 2.15. Increased Costs. (a) If any Change in Law shall:
(i)impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank;

(ii)impose on any Lender or any Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein; or
(iii)subject the Administrative Agent, any Lender or any Issuing Bank to any Taxes (other than (A) Indemnified Taxes, (B) Excluded Taxes and (C) Other Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
and the result of any of the foregoing shall be to increase the cost to the Administrative Agent or such Lender of making or maintaining any Loan or of maintaining its obligation to make any such Loan (including, without limitation, pursuant to any conversion of any Borrowing denominated in an Agreed Currency into a Borrowing denominated in any other Agreed Currency) or to increase the cost to the Administrative Agent or such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit (including, without limitation, pursuant to any conversion of any Borrowing denominated in an Agreed Currency into a Borrowing denominated in any other Agreed Currency) or to reduce the amount of any sum received or receivable by the Administrative Agent or such Lender or such Issuing Bank hereunder, whether of principal, interest or otherwise (including, without limitation, pursuant to any conversion of any Borrowing denominated in an Agreed Currency into a Borrowing denominated in any other Agreed Currency), then the applicable Borrower will pay to the Administrative Agent or such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate the Administrative Agent or such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered; provided, however, that no Borrower shall be required to compensate the Administrative Agent, any Lender or Issuing Bank for any such additional cost unless (i) a majority of the Lenders (based on number of Lenders (excluding Defaulting Lenders) and not Commitments) have requested compensation from such Borrower in respect of such cost and (ii) the Lenders constituting such majority are respectively assessing similarly situated corporate or commercial borrowers in respect of such cost under credit facilities similar to the facilities evidenced by this Agreement.
(b)If any Lender or any Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the applicable Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered; provided, however, that no Borrower shall be required to compensate any Lender or Issuing Bank for any such additional amount unless (i) a majority of the Lenders (based on number of Lenders (excluding Defaulting Lenders) and not Commitments) have requested compensation from such Borrower in respect of such amount and (ii) the Lenders constituting such majority are respectively assessing similarly situated corporate or commercial borrowers in respect of such amount under credit facilities similar to the facilities evidenced by this Agreement.
(c)A certificate of a Lender or an Issuing Bank (i) setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.15 and (ii) confirming that it is assessing similarly situated corporate or commercial borrowers in respect of such amount or amounts under credit facilities similar to the facilities evidenced by this Agreement shall be delivered to the Company and shall be conclusive absent manifest error. The Company shall pay, or cause the Canadian Borrower to pay, such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after the first date on which the Company shall have received the above-described certificates from a majority of the Lenders (based on number of Lenders (excluding Defaulting Lenders) and not Commitments).
(d)Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Company shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.11), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(a) and is revoked in accordance therewith) or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Company pursuant to Section 2.19, then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the relevant currency of a comparable amount and period from other banks in the eurocurrency market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the applicable Borrower and shall be conclusive absent manifest error. The applicable

Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.
SECTION 2.17. Taxes. (a) Any and all payments by or on account of any obligation of each Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if any Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
(b)In addition, each Borrower shall pay any Other Taxes related to such Borrower and imposed on or incurred by the Administrative Agent, a Lender or an Issuing Bank to the relevant Governmental Authority in accordance with applicable law.
(c)The relevant Borrower shall indemnify the Administrative Agent, each Lender and each Issuing Bank, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of such Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Lender or an Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.
(d)As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower to a Governmental Authority, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(e)Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which a Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to such Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by such Borrower as will permit such payments to be made without withholding or at a reduced rate.
(f)If the Administrative Agent or a Lender receives a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which a Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund, within thirty (30) days of the date of receipt thereof, to such Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section 2.17 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that such Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to any Borrower or any other Person.
(g)If a payment made to a Lender under any Loan Document would be subject to United States Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this paragraph (g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(h)Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrowers have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrowers to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (h).

SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.
(a)Each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to (i) in the case of payments denominated in Dollars by the Company, 2:00 p.m., New York City time and (ii) in the case of payments denominated in a Foreign Currency or by the Canadian Borrower, 2:00 p.m., Local Time, in the city of the Administrative Agent’s Eurocurrency Payment Office for such currency, in each case on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made (i) in the same currency in which the applicable Credit Event was made (or where such currency has been converted to euro, in euro) and (ii) to the Administrative Agent at its offices at 1525 West WT Harris Blvd 1B1, Charlotte, N.C. 28262 or, in the case of a Credit Event denominated in a Foreign Currency or to the Canadian Borrower, the Administrative Agent’s Eurocurrency Payment Office for such currency, except payments to be made directly to any Issuing Bank or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments denominated in the same currency received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. Notwithstanding the foregoing provisions of this Section, if, after the making of any Credit Event in any Foreign Currency, currency control or exchange regulations are imposed in the country which issues such currency with the result that the type of currency in which the Credit Event was made (the “Original Currency”) no longer exists or any Borrower is not able to make payment to the Administrative Agent for the account of the Lenders in such Original Currency, then all payments to be made by such Borrower hereunder in such currency shall instead be made when due in Dollars in an amount equal to the Dollar Amount (as of the date of repayment) of such payment due, it being the intention of the parties hereto that the Borrowers take all risks of the imposition of any such currency control or exchange regulations.
(b)If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.
(c)At the election of the Administrative Agent, all payments of principal, interest, LC Disbursements, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees and expenses pursuant to Section 9.03), and other sums payable under the Loan Documents, may be paid from the proceeds of Borrowings made hereunder whether made following a request by the Company, on behalf of itself or the Canadian Borrower, pursuant to Section 2.03 or a deemed request as provided in this Section or may be deducted from any deposit account of such Borrower maintained with the Administrative Agent.
(d)If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements and Swingline Loans to any assignee or participant, other than to the Company or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.
(e)Unless the Administrative Agent shall have received notice from the Company, on behalf of itself or the Canadian Borrower, prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any Issuing Bank hereunder that the applicable Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such Issuing Bank, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders or such Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (including without limitation the Overnight Foreign Currency Rate in the case of Loans denominated in a Foreign Currency).
(f)If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(e) or 9.03(c), then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the

Administrative Agent, the Swingline Lender or the applicable Issuing Bank to satisfy such Lender’s obligations to it under such Section until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section; in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.
SECTION 2.19. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)If any Lender requests compensation under Section 2.15, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender becomes a Defaulting Lender, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under the Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Company shall have received the prior written consent of the Administrative Agent (and if a Commitment is being assigned, the Issuing Banks), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.
SECTION 2.20. Expansion Option. The Company may from time to time elect to increase the Commitments or enter into one or more tranches of term loans (each an “Incremental Term Loan”), in each case in minimum increments of $10,000,000 so long as, after giving effect thereto, the aggregate amount of such increases and all such Incremental Term Loans does not exceed $200,000,000; provided that the aggregate amount of the Commitments and such Incremental Term Loans after giving effect to such increase shall not exceed $550,000,000. The Company may arrange for any such increase or tranche to be provided by one or more Lenders (each Lender so agreeing to an increase in its Commitment, or to participate in such Incremental Term Loans, an “Increasing Lender”), or by one or more new banks, financial institutions or other entities (each such new bank, financial institution or other entity, an “Augmenting Lender”), to increase their existing Commitments, or to participate in such Incremental Term Loans, or extend Commitments, as the case may be; provided that (i) each Augmenting Lender shall be subject to the approval of the Company and the Administrative Agent and (ii) (x) in the case of an Increasing Lender, the Company and such Increasing Lender execute an agreement substantially in the form of Exhibit C hereto, and (y) in the case of an Augmenting Lender, the Company and such Augmenting Lender execute an agreement substantially in the form of Exhibit D hereto. No consent of any Lender (other than the Lenders participating in the increase or any Incremental Term Loan) shall be required for any increase in Commitments or Incremental Term Loan pursuant to this Section 2.20. No Lender shall be required to increase its Commitments or participate in such Incremental Term Loans pursuant to this Section 2.20 and may refuse to increase its Commitment or participate in such Incremental Term Loans in its absolute and sole discretion. Increases and new Commitments and Incremental Term Loans created pursuant to this Section 2.20 shall become effective on the date agreed by the Company, the Administrative Agent and the relevant Increasing Lenders or Augmenting Lenders and the Administrative Agent shall notify each Lender thereof. Notwithstanding the foregoing, no increase in the Commitments (or in the Commitment of any Lender) or tranche of Incremental Term Loans shall become effective under this paragraph unless, (i) on the proposed date of the effectiveness of such increase or Incremental Term Loans, (A) the conditions set forth in paragraphs (a) and (b) of Section 4.02 shall be satisfied or waived by the Required Lenders and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Company and (B) the Company shall be in pro forma compliance with the covenants set forth in Section 6.12 immediately before and after giving effect to such increase in the Commitments or tranche of Incremental Term Loans and (ii) the Administrative Agent shall have received documents consistent with those delivered on the Effective Date as to the corporate power and authority of the Borrowers to borrow hereunder after giving effect to such increase. On the effective date of any increase in the Commitments or any Incremental Term Loans being made, (i) each relevant Increasing Lender and Augmenting Lender shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, after giving effect to such increase and the use of such amounts to make payments to such other Lenders, each Lender’s portion of the outstanding Revolving Loans of all the Lenders to equal its Applicable Percentage of such outstanding Revolving Loans, and (ii) except in the case of any Incremental Term Loans, the Borrowers shall be deemed to have repaid and reborrowed all outstanding Revolving Loans as of the date of any increase in the Commitments (with such reborrowing to consist of the Types of Revolving Loans, with related Interest Periods if applicable, specified in a notice delivered by the Company, on behalf of itself or the Canadian Borrower, in accordance with the requirements of Section 2.03). The deemed payments made pursuant to clause (ii) of the immediately preceding sentence shall be accompanied by payment of all accrued interest on the amount prepaid and, in respect of each Eurocurrency Loan, shall be subject to indemnification by the Borrowers pursuant to the provisions of Section 2.16 if the deemed payment occurs other than on the last day of the related Interest Periods. The Incremental Term Loans (a) shall rank pari passu in right of payment with the Revolving Loans, (b) shall not mature earlier than the Maturity Date (but may have amortization prior to such date) and (c) shall be treated substantially the same as (and in any event no more favorably than) the Revolving Loans; provided that (i) the terms and conditions applicable to any tranche of Incremental Term Loans maturing after the Maturity Date may provide for material additional or different financial or other covenants or prepayment requirements applicable only during periods after the Maturity Date and (ii) the Incremental Term Loans may be priced differently than the Revolving Loans. Incremental Term Loans may be made hereunder pursuant to an amendment or restatement (an “Incremental Term Loan Amendment”) of this Agreement and, as appropriate, the other Loan Documents, executed by the Borrowers, each Augmenting Lender participating in such tranche, if any, and the Administrative Agent. The Incremental Term Loan Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 2.20.
SECTION 2.21. Market Disruption. Notwithstanding the satisfaction of all conditions referred to in Article II and Article IV with respect to any Credit Event to be effected in any Foreign Currency, if (i) there shall occur on or prior to the date of such Credit Event any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which would in the reasonable opinion of the Administrative Agent, any Issuing Bank (if such Credit Event is a Letter of Credit) or the Required Lenders make it impracticable for the Eurocurrency Borrowings or Letters of Credit comprising such Credit Event to be denominated in the Agreed Currency specified by the Company, on behalf of itself or the Canadian Borrower, or (ii) an Equivalent Amount of such currency is not readily calculable, then the Administrative Agent shall forthwith give notice thereof to the Company, on behalf of itself or the Canadian Borrower, the Lenders and, if such Credit Event is a Letter of Credit, the Issuing Banks, and such Credit Events shall not be denominated in such Agreed Currency but shall, except as otherwise set forth in Section 2.07, be made on the date of such Credit Event in Dollars, (a) if such Credit Event is a Borrowing to be made to the Company, in an aggregate principal amount equal to the Dollar Amount of the aggregate principal amount specified in the related request for a Credit Event or Interest Election Request, as the case may be, as ABR Loans, unless the Company notifies the Administrative Agent at least one (1) Business Day before such date that (i) it elects not to borrow on such date or (ii) it elects to borrow on such date in a different Agreed Currency, as the case may be, in which the denomination of such Loans would in the reasonable opinion of the Administrative Agent and the Required Lenders be practicable and in an aggregate principal amount equal to the Dollar Amount of the aggregate principal amount specified in the related request for a Credit Event or Interest Election Request, as the case may be or (b) if such Credit Event is a Letter of Credit to be issued for the account of the Company, in a face amount equal to the Dollar Amount of the face amount specified in the related request or application for such Letter of Credit, unless the Company notifies the Administrative Agent at least one (1) Business Day before such date that (i) it elects not to request the issuance of such Letter of Credit on such date or (ii) it elects to have such Letter of Credit issued on such date in a different Agreed Currency, as the case may be, in which the denomination of such Letter of Credit would in the reasonable opinion of the Issuing Banks, the Administrative Agent and the Required Lenders be practicable and in face amount equal to the Dollar Amount of the face amount specified in the related request or application for such Letter of Credit, as the case may be.

SECTION 2.22. Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from any Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s main Charlotte, N.C. office on the Business Day preceding that on which final, non‑appealable judgment is given. The obligations of each Borrower in respect of any sum due to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Administrative Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the specified currency, each Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender or the Administrative Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 2.18, such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to such Borrower.
SECTION 2.23. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a)fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.12(a);
(b)the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby;
(c)if any Swingline Exposure or LC Exposure exists at the time a Lender becomes a Defaulting Lender then:
(i)all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent (x) the sum of all non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Credit Commitments and (y) the conditions set forth in Section 4.02 are satisfied at such time;

(ii)if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Company shall within one (1) Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize, for the benefit of the Issuing Banks, the Borrowers’ obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;
(iii)if the Company cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Company shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;
(iv)if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Sections 2.12(a) and 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and
(v)if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the applicable Issuing Bank until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and
(d)so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Company in accordance with Section 2.23(c), and participating interests in any newly issued or increased Letter of Credit or newly made Swingline Loan shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.23(c)(i) (and such Defaulting Lender shall not participate therein).
If (i) a Bankruptcy Event with respect to a Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Swingline Lender or any Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or such Issuing Bank, as the case may be, shall have entered into arrangements with the Company or such Lender, satisfactory to the Swingline Lender or such Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Company, the Issuing Banks and the Swingline Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.
SECTION 2.24. Senior Debt. The Company hereby designates all Obligations now or hereinafter incurred or otherwise outstanding, and agrees that the Obligations shall at all times constitute, senior indebtedness and designated senior indebtedness, or terms of similar import, which are entitled to the benefits of the subordination provisions of all Subordinated Indebtedness.
SECTION 2.25. Interest Act (Canada). For purposes of the Interest Act (Canada), (i) whenever any interest or fee under this Agreement is calculated using a rate based on a year of 360 days or 365 days, as the case may be, the rate determined pursuant to such calculation, when expressed as an annual rate, is equivalent to (x) the applicable rate based on a year of 360 days or 365 days, as the case may be, (y) multiplied by the actual number of days in the calendar year in which the period for which such interest or fee is payable (or compounded) ends, and (z) divided by 360 or 365, as the case may be, (ii) the principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement, and (iii) the rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.

ARTICLE III
Representations and Warranties
Each Borrower represents and warrants to the Lenders that:
SECTION 3.01. Organization; Powers; Subsidiaries. Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing (to the extent such concept is applicable) in, every jurisdiction where such qualification is required. Schedule 3.01 hereto (as supplemented from time to time) identifies each Subsidiary, noting whether such Subsidiary is a Domestic Subsidiary Guarantor or Canadian Subsidiary Guarantor, the jurisdiction of its incorporation or organization, as the case may be, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by the Company and the other Subsidiaries and, if such percentage is not 100% (excluding directors’ qualifying shares as required by law), a description of each class issued and outstanding. All of the outstanding shares of capital stock and other equity interests of each Subsidiary are validly issued and outstanding and fully paid and nonassessable and all such shares and other equity interests indicated on Schedule 3.01 as owned by the Company or another Subsidiary are owned, beneficially and of record, by the Company or any Subsidiary free and clear of all Liens. There are no outstanding commitments or other obligations of any Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of any Subsidiary.
SECTION 3.02. Authorization; Enforceability. The Transactions are within each Loan Party’s organizational powers and have been duly authorized by all necessary organizational actions and, if required, actions by equity holders. The Loan Documents to which each Loan Party is a party have been duly executed and delivered by such Loan Party and constitute a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any material applicable law or regulation or the charter, by-laws or other organizational documents of the Company or any of its Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any Material Contract or any other material indenture, agreement or other instrument binding upon the Company or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Company or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries.
SECTION 3.04. Financial Condition; No Material Adverse Change. (a) The Company has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended June 28, 2014 reported on by KPMG LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended December 27, 2014, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.
(b)Since June 28, 2014, there has been no material adverse change in the business, assets, operations, condition (financial or otherwise) or prospects of the Company and its Subsidiaries, taken as a whole.
(c)As of the Effective Date, and based on the Company's financial statements for the period ended December 27, 2014, the Company and its Subsidiaries are in compliance with Section 6.12.

SECTION 3.05. Properties. (a) Each of the Company and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.
(b)Each of the Company and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Company and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.06. Litigation and Environmental Matters. (a) There are no actions, suits, proceedings or investigations by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Borrower, threatened against or affecting the Company or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement or the Transactions. There are no labor controversies pending against or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries (i) which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, or (ii) that involve this Agreement or the Transactions.
(b)Except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Company nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.
(c)Neither the Company nor any Subsidiary is party or subject to any law, regulation, rule or order, or any obligation under any agreement or instrument, that has a Material Adverse Effect.
SECTION 3.07. Compliance with Laws and Agreements. Each of the Company and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.08. Investment Company Status. Neither the Company nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09. Taxes. Each of the Company and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Company or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.10. ERISA; Canadian Plans. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The Company, the Canadian Borrower and each of their Subsidiaries are in compliance in all material respects with the terms and provisions of the Canadian Pension Plans and all applicable laws relating thereto, all contributions and material obligations of the Company, the Canadian Borrower and each of their Subsidiaries required to be made or performed in connection with the Canadian Pension Plans and any other plan maintained by the Government of Canada or any of the Provinces of Canada, as applicable, and the funding agreements therefor under the terms thereof and under applicable statutory and regulatory requirements have been made and performed in a timely and proper fashion, except, in each case, where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.11. Disclosure. The Company’s reports filed with the Securities and Exchange Commission and publicly available disclose to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of the Company or any Subsidiary to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
SECTION 3.12. Federal Reserve Regulations. No part of the proceeds of any Loan have been used or will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.
SECTION 3.13. Liens. There are no Liens on any of the real or personal properties of the Company or any Subsidiary except for Liens permitted by Section 6.02.
SECTION 3.14. No Default. Each Borrower is in full compliance with this Agreement and no Default or Event of Default has occurred and is continuing.
SECTION 3.15. No Burdensome Restrictions. No Borrower is subject to any Burdensome Restrictions except Burdensome Restrictions permitted under Section 6.08.

SECTION 3.16. Anti-Corruption Laws and Sanctions. The Borrowers have implemented and maintain in effect policies and procedures designed to ensure compliance by the Borrowers, their Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrowers, their Subsidiaries and their respective officers and employees and to the knowledge of such Borrower, their directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in a Loan Party being designated as a Sanctioned Person. None of (a) the Borrowers, any Subsidiary thereof or to the knowledge of such Borrower or such Subsidiary any of their respective directors, officers or employees, or (b) to the knowledge of such Borrower, any agent of any Borrower or any Subsidiary thereof that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds or other Transaction will violate Anti-Corruption Laws or applicable Sanctions.
SECTION 3.17. Embargoed Persons. (a) None of the Borrowers’ or their Subsidiaries’ assets constitute property of, or are beneficially owned, directly or indirectly, by any Person targeted by economic or trade sanctions under United States law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq. (the “Trading With the Enemy Act”), any of the foreign assets control regulations of the Treasury (31 C.F.R., Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or regulations promulgated thereunder or executive order relating thereto (which includes, without limitation, (i) Executive Order No. 13224, effective as of September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (ii) the Act), if the result of such ownership would be that any Loan made by any Lender would be in violation of law (“Embargoed Person”); (b) no Embargoed Person has any interest of any nature whatsoever in any Borrower if the result of such interest would be that any Loan would be in violation of law; (c) no Borrower has engaged in business with Embargoed Persons if the result of such business would be that any Loan made by any Lender would be in violation of law; and (d) none of the Borrowers nor any Controlled Affiliate (i) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (ii) engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person”. For purposes of determining whether or not a representation is true under this Section 3.21, the Borrowers shall not be required to make any investigation into (i) the ownership of publicly traded stock or other publicly traded securities or (ii) the beneficial ownership of any collective investment fund.
SECTION 3.18. Canadian Anti-Terrorism Laws. None of the Canadian Borrower or the Canadian Subsidiaries and, to the knowledge of the Canadian Borrower, none of its or the Canadian Subsidiaries, directors, officers, employees, agents or advisors (i) is in violation of any applicable Canadian Anti-Terrorism Laws, (ii) deals in, or otherwise engages in any transaction related to, any property or interests in property blocked pursuant to any Canadian Anti-Terrorism Law, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Canadian Anti-Terrorism Law.

ARTICLE IV
Conditions
SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):
(a)The Administrative Agent (or its counsel) shall have received from (i) each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include telecopy or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement, and (ii) each initial Domestic Subsidiary Guarantor either (A) a counterpart of the Domestic Subsidiary Guaranty signed on behalf of such Domestic Subsidiary Guarantor or (B) written evidence satisfactory to the Administrative Agent (which may include telecopy or electronic transmission of a signed signature page of the Domestic Subsidiary Guaranty) that such Domestic Subsidiary Guarantor has signed a counterpart of the Domestic Subsidiary Guaranty.
(b)The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of each of (i) Stinson Leonard Street LLP, special U.S. counsel for the Loan Parties, substantially in the form of Exhibit B-1 and (ii) Gowlings Lafleur Henderson LLP, special Canadian counsel for the Loan Parties, substantially in the form of Exhibit B-2, and, in each case, covering such other matters relating to the Loan Parties, the Loan Documents or the Transactions as the Administrative Agent shall reasonably request. The Company hereby requests each such counsel to deliver such opinion.
(c)The Lenders shall have received (i) satisfactory audited consolidated financial statements of the Company for its 2012, 2013 and 2014 fiscal years, (ii) satisfactory unaudited interim consolidated financial statements of the Company for each quarterly period ended subsequent to the date of the latest financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are publicly available and (iii) satisfactory financial statement projections through and including the Company’s 2020 fiscal year, together with such information as the Administrative Agent or any of the Lead Arrangers shall reasonably request (including, without limitation, a detailed description of the assumptions used in preparing such projections).
(d)The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the initial Loan Parties, the authorization of the Transactions and any other legal matters relating to such Loan Parties, the Loan Documents or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel and as further described in the list of closing documents attached as Exhibit E.

(e)The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the Chief Executive Officer, President, a Vice President or a Financial Officer of the Company, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.
(f)The Administrative Agent shall have received evidence satisfactory to it that the Existing Credit Agreement has been terminated and cancelled, and all indebtedness thereunder has been fully repaid (or, with respect any letters of credit issued thereunder, such letters of credit have been assigned or transferred to this Agreement, such that each such letter of credit constitutes a “Letter of Credit” hereunder).
(g)The Administrative Agent shall have received evidence reasonably satisfactory to it that all governmental and third party approvals necessary or, in the discretion of the Administrative Agent, advisable in connection with the Transactions and the continuing operations of the Company and its Subsidiaries have been obtained and are in full force and effect.
(h)The Administrative Agent and the Lenders shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Company hereunder.
The Administrative Agent shall notify the Company and the Lenders of the Effective Date, and such notice shall be conclusive and binding.
SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Banks to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:
(a)The representations and warranties of the Borrowers set forth in this Agreement shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable.
(b)At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.
(c)The Administrative Agent and/or the applicable Issuing Banks shall have received each additional document, instrument, legal opinion or other item required to be delivered by the Borrowers under the terms of this Agreement in connection with any such additional credit request.
Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in each paragraph of this Section.

ARTICLE V
Affirmative Covenants
Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Company covenants and agrees with the Lenders that:
SECTION 5.01. Financial Statements and Other Information. The Company will furnish to the Administrative Agent and each Lender:
(a)within ninety (90) days after the end of each fiscal year of the Company, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by KPMG LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied; provided that, so long as such annual report contains all information and certifications required under this Section 5.01(a) and is publicly available free of charge, the Company’s filing on the Securities and Exchange Commission’s Electronic Data Gathering, Analysis, and Retrieval (EDGAR) system of its annual report with Form 10-K shall be deemed to be the Company’s furnishing of all items required to be delivered to the Administrative Agent and each Lender pursuant to this Section 5.01(a);
(b)within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Company, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes; provided that, so long as such quarterly report contains all information and certifications required under this Section 5.01(b) and is publicly available free of charge, the Company’s filing on the Securities and Exchange Commission’s Electronic Data Gathering, Analysis, and Retrieval (EDGAR) system of its quarterly report with Form 10-Q shall be deemed to be the Company’s furnishing of all items required to be delivered to the Administrative Agent and each Lender pursuant to this Section 5.01(b);

(c)concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Company substantially in the form of Exhibit F (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.12 and (iii) stating whether any material change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;
(d)concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);
(e)as soon as available, but in any event not more than ninety-five (95) days after the beginning of each fiscal year of the Company, a copy of the plan and forecast (including a projected consolidated and consolidating balance sheet, income statement and funds flow statement) of the Company for each month of the upcoming fiscal year in form reasonably satisfactory to the Administrative Agent;
(f)promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Company or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Company to its shareholders generally, as the case may be; provided that, so long as such report, proxy statement or other material is publicly available free of charge, the Company’s filing on the Securities and Exchange Commission’s Electronic Data Gathering, Analysis, and Retrieval (EDGAR) system of any report, proxy statement or other material shall be deemed to be the Company’s furnishing of such report, proxy statement or other material, as the case may be, to the Administrative Agent and each Lender; and
(g)promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Company or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.
SECTION 5.02. Notices of Material Events. The Company will furnish to the Administrative Agent and each Lender prompt written notice of the following:
(a)the occurrence of any Default;
(b)the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Company or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;
(c)the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; and
(d)any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
SECTION 5.03. Existence; Conduct of Business. The Company will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, licenses, permits, privileges, franchises, governmental authorizations and intellectual property rights material to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except where the failure to so maintain such requisite authority could not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.
SECTION 5.04. Payment of Obligations. The Company will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Company or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.
SECTION 5.05. Maintenance of Properties; Insurance. The Company will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) (i) maintain, with financially sound and reputable insurance companies, insurance or (ii) where prudent, be self-insured, in each case, in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.
SECTION 5.06. Books and Records; Inspection Rights. The Company will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Company will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided that, so long as no Event of Default has occurred and is continuing, the Company shall not be required to reimburse the Administrative Agent or any Lender under this Section for visits, inspections or examinations by representatives of the Administrative Agent or such Lender more frequently than once every twelve-month period. The Company acknowledges that the Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain reports pertaining to the Company and its Subsidiaries’ assets for internal use by the Administrative Agent and the Lenders.
SECTION 5.07. Compliance with Laws and Material Contractual Obligations. The Company will, and will cause each of its Subsidiaries to, (i) comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including without limitation Environmental Laws) and (ii) perform in all material respects its obligations under material agreements to which it is a party, in each case except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Borrowers will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrowers, their Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.
SECTION 5.08. Use of Proceeds. The proceeds of the Loans will be used only to refinance Indebtedness outstanding under the Existing Credit Agreement (including fees and expenses in connection therewith), pay dividends and repurchase and retire Equity Interests in the Company in accordance and to the extent permitted by Section 6.07, and to finance the working capital needs and other general corporate purposes of the Company and its Subsidiaries in the ordinary course of business. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.
SECTION 5.09. Subsidiary Guaranties. As promptly as possible but in any event within thirty (30) days (or such later date as may be agreed upon by the Administrative Agent) after any Person (other than any Receivables Entity) becomes a Subsidiary or any Subsidiary qualifies independently as, or is designated by the Company or the Administrative Agent as, a Subsidiary Guarantor pursuant to the definitions of “Domestic Subsidiary Guarantor”, “Canadian Subsidiary Guarantor”, “Material Domestic Subsidiary”, “Material Canadian Subsidiary”, and/or “Material Subsidiary”, the Company shall provide the Administrative Agent with written notice thereof setting forth information in reasonable detail describing the material assets of such Person and shall cause each such Subsidiary which also qualifies as a Subsidiary Guarantor to deliver to the Administrative Agent a joinder to the applicable Subsidiary Guaranty in the form contemplated thereby (or, with respect to any Canadian Subsidiary Guarantor, if prior to the effectiveness of the Canadian Subsidiary Guaranty, shall cause such Subsidiary which also qualifies as a Canadian Subsidiary Guarantor to deliver to the Administrative Agent the Canadian Subsidiary Guaranty, substantially in the form of Exhibit G-2, executed by such Canadian Subsidiary Guarantor) pursuant to which such Subsidiary agrees to be bound by the terms and provisions thereof, such joinder (or Canadian Subsidiary Guaranty, as applicable) to be accompanied by appropriate corporate resolutions, other corporate documentation and legal opinions in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

SECTION 5.10. Notice of Leverage Ratio Increase. Five (5) Business Days prior to giving effect to a Leverage Ratio Increase, the Company shall deliver a certificate, in form and substance reasonably acceptable to the Administrative Agent, signed by the Chief Executive Officer, President, a Vice President or a Financial Officer of the Company, requesting such Leverage Ratio Increase and confirming compliance with the conditions necessary for a Leverage Ratio Increase.

ARTICLE VI
Negative Covenants
Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Company covenants and agrees with the Lenders that:
SECTION 6.01. Indebtedness. The Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:
(a)the Obligations (other than Swap Obligations);
(b)Indebtedness in respect of Swap Agreements permitted by Section 6.05;
(c)Indebtedness existing on the date hereof and set forth in Schedule 6.01 and extensions, renewals and replacements of any such Indebtedness with Indebtedness of a similar type that does not increase the outstanding principal amount thereof;
(d)Indebtedness of the Company or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred prior to or within ninety (90) days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (d) shall not exceed $50,000,000 at any time outstanding;
(e)Guarantees in favor of the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, and Guarantees with respect to Indebtedness permitted pursuant to clauses (b) through (d) of this Section 6.01;
(f)Indebtedness of the Company or any Subsidiary incurred pursuant to Permitted Receivables Facilities; provided that the aggregate Attributable Receivables Indebtedness incurred by the Company and its Subsidiaries pursuant to all such Permitted Receivables Facilities shall not exceed an aggregate amount of $150,000,000 at any time outstanding;

(g)Indebtedness of the Company to any Subsidiary and of any Subsidiary to the Company or any other Subsidiary; provided that Indebtedness permitted pursuant to this clause (g) shall be subject to the limitations set forth in Section 6.04(e) and (f);
(h)Subordinated Indebtedness; provided that Indebtedness permitted pursuant to this clause (h) shall be subject to the limitations set forth in Section 6.09;
(i)[Reserved]; and
(j)other Indebtedness of the Company (and, in the case of any such Indebtedness incurred pursuant to a Senior Note Agreement, Guarantees in respect thereof from Subsidiary Guarantors so long as such Subsidiary Guarantors have Guaranteed the Obligations in accordance with the terms of this Agreement) so long as (i) such Indebtedness is at no time secured by any Lien (except, (x) Indebtedness secured by Liens permitted under Section 6.02(e) and (y) in the case of any such Indebtedness incurred pursuant to a Senior Note Agreement, if concurrently therewith the Obligations and the obligations under the 2005 Note Purchase Agreement, 2013 Note Purchase Agreement and any other Senior Note Agreement are secured on an equal and ratable basis, in a manner and pursuant to documentation reasonably satisfactory to the Administrative Agent, with such Indebtedness) and (ii) the Company is in pro forma compliance with the financial covenant set forth in Section 6.12(a) immediately before and after the incurrence of such Indebtedness.
Notwithstanding the foregoing or anything to the contrary set forth herein, the Subsidiaries of the Company shall not incur or be liable for Indebtedness owing to any Person who is not a Borrower or a Subsidiary thereof (other than Indebtedness otherwise permitted pursuant to Sections 6.01(a), (b), (c), (d), (e) or (f)) in an aggregate principal amount in excess of $25,000,000 at anytime outstanding.
SECTION 6.02. Liens. The Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:
(a)Permitted Encumbrances;
(b)Liens of the Administrative Agent, for the benefit of the Administrative Agent and the Lenders;
(c)any Lien on any property or asset of the Company or any Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Company or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;
(d)Liens on fixed or capital assets acquired, constructed or improved by the Company or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by clause (d) of Section 6.01, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within ninety (90) days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Company or any Subsidiary;
(e)Liens on assets of the Company and its Subsidiaries not otherwise permitted above so long as the aggregate principal amount of the Indebtedness and other obligations subject to such Liens does not at any time exceed $25,000,000 on any date of determination;
(f)Liens on assets of the Company or its Subsidiaries (or for which the Company or any Subsidiary is otherwise obligated) arising under Permitted Receivables Facilities that are permitted under Section 6.01(f); and
(g)Liens securing Note Purchase Agreements permitted by Section 6.01(j) if concurrently therewith the Obligations and the obligations under the 2005 Note Purchase Agreement, 2013 Note Purchase Agreement and any other Senior Note Agreement are secured on an equal and ratable basis, in a manner and pursuant to documentation reasonably satisfactory to the Administrative Agent, with such Indebtedness.
SECTION 6.03. Fundamental Changes and Asset Sales. (a) The Company will not, and will not permit any Subsidiary to, amalgamate, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) any of its assets, (including pursuant to a Sale and Leaseback Transaction), or any of the Equity Interests of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing:
(i)any wholly-owned Subsidiary of the Company may amalgamate or merge with or wind-up into the Company or any other wholly-owned Subsidiary of the Company; provided that (i) any such merger or wind-up involving the Company must result in the Company as the surviving entity, and (ii) no Domestic Subsidiary may merge with or wind-up into a Foreign Subsidiary if the surviving entity is a Foreign Subsidiary;
(ii)any wholly-owned Subsidiary of the Company may amalgamate or merge into a Person acquired pursuant to a Permitted Acquisition permitted by Section 6.04(c); provided that (i) the surviving entity must be a wholly-owned Subsidiary of the Company, and (ii) if the wholly-owned Subsidiary of the Company that merged into such Person is a Domestic Subsidiary, the surviving entity must be a Domestic Subsidiary;
(iii)the Company and its Subsidiaries may (A) sell inventory in the ordinary course of business, (B) effect sales, trade-ins or dispositions of used, obsolete, worn out or surplus equipment or property or other assets determined to be no longer used or useable for value in the ordinary course of business consistent with past practice, (C) enter into licenses and leases of technology in the ordinary course of business, and (D) make any other sales, transfers, leases or dispositions that, together with all other property of the Company and its

Subsidiaries previously leased, sold or disposed of as permitted by this clause (D) during the term of this Agreement does not exceed the greater of $150,000,000 and fifteen percent (15%) of Consolidated Total Assets at any time;
(iv)(A) any Subsidiary may transfer its assets to the Company or any wholly-owned Subsidiary of the Company in connection with an amalgamation or merger or wind-up permitted pursuant to clause (i) of this Section 6.03(a), (B) the Company or any Subsidiary may transfer its assets to the Company or any Subsidiary Guarantor, and (C) any Canadian Subsidiary may transfer any of its assets to the Canadian Borrower;
(v)the Company or any Subsidiary may (A) sell Receivables under Permitted Receivables Facilities (subject to the limitation that the Attributable Receivables Indebtedness thereunder shall not exceed an aggregate amount of $150,000,000), and (B) sell or discount its defaulted Receivables in the ordinary course of business and consistent with historical practice;
(vi)the Company or any Subsidiary may terminate any Swap Agreement;
(vii)the Company or any Subsidiary may enter into any Sale and Leaseback Transaction that is permitted under Section 6.10; and
(viii)the Company may pay dividends and repurchase and retire Equity Interests in the Company in accordance and to the extent permitted by Section 6.07.
(b)The Company will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Company and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto.
(c)The Company will not, nor will it permit any of its Subsidiaries to, change its fiscal year from the basis in effect on the Effective Date.
SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. The Company will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any Person or any assets of any other Person constituting a business unit, except:
(a)(i) investments by the Company and its Subsidiaries existing on the date hereof in the capital stock of its Subsidiaries, and (ii) other loans, advances and investments described in Schedule 6.04 existing on the Closing Date;
(b)Permitted Investments;

(c)Permitted Acquisitions;
(d)investments in the form of Swap Agreements permitted by Section 6.05;
(e)investments, loans or advances made by the Company in or to any Subsidiary and made by any Subsidiary in or to the Company or any other Subsidiary; provided that (i) investments, loans and advances in or to Subsidiaries that are not Subsidiary Guarantors, when combined with the Company’s Guarantees of Subsidiary Indebtedness to Subsidiaries that are not Subsidiary Guarantors permitted pursuant to Section 6.04(f), shall not at any time, in the aggregate, exceed $100,000,000, and (ii) the Company and any Domestic Subsidiary may incur Indebtedness owed to any Canadian Subsidiary so long as such Indebtedness constitutes Subordinated Indebtedness subject to Subordinated Indebtedness Documents in form and substance satisfactory to the Administrative Agent;
(f)Guarantees by the Company or a Subsidiary of the Company in respect of Indebtedness owing by the Company or a Subsidiary so long as the Indebtedness so guaranteed is permitted under Section 6.01; provided that that all such Guarantees by the Company in respect of Indebtedness owing by a Subsidiary that is not a Subsidiary Guarantor, when combined with the investments, loans or advances permitted pursuant to Section 6.04(e)(i), shall not at any time, in the aggregate, exceed $100,000,000;
(g)purchases of assets in the ordinary course of business;
(h)investments comprised of capital contributions (whether in the form of cash, a note, or other assets) or otherwise resulting from transfers of assets permitted under this Agreement, in each case, to a Receivables Entity in connection with a Permitted Receivables Facility permitted hereunder; and
(i)any other investment, loan or advance (other than acquisitions) made in the ordinary course of business consistent with historical practices so long as the aggregate amount of all such investments, loans and advances does not exceed ten percent (10%) of Consolidated Net Worth on any date of determination during the term of this Agreement.
SECTION 6.05. Swap Agreements. The Company will not, and will not permit any of its Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Company or any Subsidiary has actual exposure (other than those in respect of Equity Interests of the Company or any of its Subsidiaries), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Company or any Subsidiary.

SECTION 6.06. Transactions with Affiliates. The Company will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Company or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Company and its wholly owned Subsidiaries not involving any other Affiliate and (c) any Restricted Payment permitted by Section 6.07.
SECTION 6.07. Restricted Payments. The Company will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) the Company may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock, (b) Subsidiaries may declare and pay cash dividends to the Company, (c) the Company may make Restricted Payments that are made in the ordinary course of business pursuant to and in accordance with stock option plans or other benefit plans for past, current, and future management or employees of the Company, and (d) the Company may make any Restricted Payment (including, without limitation, paying dividends and repurchasing and retiring Equity Interests in the Company) so long as (1) no Default or Event of Default has occurred and is continuing prior to making such Restricted Payment or would arise after giving effect (including pro forma effect) thereto and (2) the Company is in pro forma compliance with the covenants set forth in Section 6.12 both before and after giving effect thereto.
SECTION 6.08. Restrictive Agreements. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Company or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, (b) the ability of any Subsidiary to pay dividends or other distributions with respect to holders of its Equity Interests, (c) the ability of any Subsidiary to make or repay loans or advances to the Company or any other Subsidiary or (d) the ability of any Subsidiary to Guarantee Indebtedness of the Company or any other Subsidiary, in each case, which are materially more restrictive than this Agreement (with the understanding that there shall be no restriction on the repayment of amount owing under or in connection herewith); provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to a Permitted Receivables Facility or the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iii) clauses (a) and (d) of the foregoing shall not apply to restrictions and conditions imposed by a Senior Note Agreement, 2013 Note Purchase Agreement or the 2005 Note Purchase Agreement, provided that the Indebtedness incurred thereunder shall, at the time of the incurrence thereof, have been permitted by Section 6.01 and Section 6.12(a), and provided, further, that such restrictions and conditions shall permit first priority Liens securing the Obligations or Guarantees of the Obligations granted by or made by the Company or any Subsidiary thereof in favor of a collateral agent on behalf of the Administrative Agent, the Lenders, other applicable holders of Obligations from time to time and the holders of notes then outstanding under the 2005 Note Purchase Agreement, 2013 Note Purchase Agreement and each other Senior Note Agreement on an equal and ratable basis, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.
SECTION 6.09. Subordinated Indebtedness and Amendments to Subordinated Indebtedness Documents. The Company will not, and will not permit any Subsidiary to, directly or indirectly voluntarily prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire, any Subordinated Indebtedness or any Indebtedness from time to time outstanding under the Subordinated Indebtedness Documents. Furthermore, the Company will not, and will not permit any Subsidiary to, amend the Subordinated Indebtedness Documents or any document, agreement or instrument evidencing any Indebtedness incurred pursuant to the Subordinated Indebtedness Documents (or any replacements, substitutions, extensions or renewals thereof) or pursuant to which such Indebtedness is issued where such amendment, modification or supplement provides for the following or which has any of the following effects:
(a)    increases the overall principal amount of any such Indebtedness or increases the amount of any single scheduled installment of principal or interest;
(b)    shortens or accelerates the date upon which any installment of principal or interest becomes due or adds any additional mandatory redemption provisions;
(c)    shortens the final maturity date of such Indebtedness or otherwise accelerates the amortization schedule with respect to such Indebtedness;
(d)    increases the rate of interest accruing on such Indebtedness;
(e)    provides for the payment of additional fees or increases existing fees;
(f)    amends or modifies any financial or negative covenant (or covenant which prohibits or restricts the Company or any Subsidiary from taking certain actions) in a manner which is more onerous or more restrictive in any material respect to the Company or such Subsidiary or which is otherwise materially adverse to the Company, any Subsidiary and/or the Lenders or, in the case of any such covenant, which places material additional restrictions on the Company or such Subsidiary or which requires the Company or such Subsidiary to comply with more restrictive financial ratios or which requires the Company to better its financial performance, in each case from that set forth in the existing applicable covenants in the Subordinated Indebtedness Documents or the applicable covenants in this Agreement; or
(g)    amends, modifies or adds any affirmative covenant in a manner which (i) when taken as a whole, is materially adverse to the Company, any Subsidiary and/or the Lenders or (ii) is more onerous than the existing applicable covenant in the Subordinated Indebtedness Documents or the applicable covenant in this Agreement.
SECTION 6.10. Sale and Leaseback Transactions. The Company shall not, nor shall it permit any Subsidiary to, enter into any Sale and Leaseback Transaction, other than Sale and

Leaseback Transactions in respect of which the net cash proceeds received in connection therewith does not exceed $75,000,000 in the aggregate during any fiscal year of the Company and does not exceed $150,000,000 in the aggregate during the term of this Agreement, determined on a consolidated basis for the Company and its Subsidiaries.
SECTION 6.11. Intentionally Omitted.
SECTION 6.12. Financial Covenants.
(a)Maximum Leverage Ratio. The Company will not permit the ratio (the “Leverage Ratio”), determined as of the end of each of its fiscal quarters ending after December 27, 2014, of (i) Consolidated Total Indebtedness to (ii) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending with the end of such fiscal quarter, all calculated for the Company and its Subsidiaries on a consolidated basis, to be greater than 3.50 to 1.00; provided, that, two (2) times during the term of this Agreement, following the consummation of a Permitted Acquisition by the Company or its Subsidiaries with a purchase price or with an aggregate consideration paid in respect of such Permitted Acquisition exceeding $75,000,000, the Company may elect to increase the maximum Leverage Ratio permitted under this Section 6.12(a) to 3.75 to 1.00 for the four (4) consecutive fiscal quarters following such Permitted Acquisition (the “Leverage Ratio Increase”); provided further that the second increase election shall not be requested during the first two calendar quarters immediately following the end of the four quarter period subject to the initial Leverage Ratio Increase. Prior to giving effect to a Leverage Ratio Increase, the Company shall provide notice of such Leverage Ratio Increase as set forth in Section 5.10.
(b)Minimum Interest Coverage Ratio. The Company will not permit the ratio (the “Interest Coverage Ratio”), determined as of the end of each of its fiscal quarters ending after December 27, 2014, of (i) Consolidated EBITDA to (ii) Consolidated Interest Expense, in each case for the period of four (4) consecutive fiscal quarters ending with the end of such fiscal quarter, all calculated for the Company and its Subsidiaries on a consolidated basis, to be less than 3.00 to 1.00.
(c)Notwithstanding the foregoing or anything to the contrary set forth herein, (i) if any financial covenant set forth in Sections 10.1 or 10.2 of the 2005 Note Purchase Agreement or Sections 10.1 or 10.2 of the 2013 Note Purchase Agreement (in each case, together with all definitions used therein and components thereof) is or becomes more restrictive than the provisions set forth in this Section 6.12 (including any financial covenants added hereto after the Effective Date) or (ii) any additional financial covenant exists in or is added to such Senior Note Agreement that is not included in the provisions set forth in this Section 6.12 or elsewhere in this Agreement (including any financial covenants added hereto after the Effective Date), then this Agreement automatically, and without any further action by the Company or any other party hereto, shall be amended to apply such more restrictive, or additional, financial covenant set forth in the 2005 Note Purchase Agreement or 2013 Note Purchase Agreement (in any case, as in effect from time to time) in lieu of (or in addition to, as the case may be) such financial covenant set forth in this Section 6.12. The Company shall promptly and in any event within three (3) Business Days notify the Administrative Agent of any more restrictive modification or addition to Sections 10.1 or 10.2 of the 2005 Note Purchase Agreement or Sections 10.1 or 10.2 of the 2013 Note Purchase Agreement and shall promptly deliver all amendment documentation reasonably requested by the Administrative Agent to give further effect to such modifications hereunder. Only the Company and the Administrative Agent shall be required to execute any additions or such amendment hereto.
SECTION 6.13. Anti-Corruption Laws. No Borrower will request any Borrowing or Letter of Credit, and no Borrower shall use, and shall ensure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country to the extent such activities, businesses or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States, Canada or in an EU member state, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

ARTICLE VII
Events of Default
If any of the following events (“Events of Default”) shall occur:
(a)any Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
(b)any Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days;
(c)any representation or warranty made or deemed made by or on behalf of any Borrower or any Subsidiary in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect or misleading in any material respect when made or deemed made;
(d)any Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.01, 5.02, 5.03 (with respect to any Borrower’s existence), 5.08 or 5.09, in Article VI or in Article X;
(e)any Borrower or any Subsidiary Guarantor, as applicable, shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or any other Loan Document, and such failure shall continue unremedied for a period of thirty (30) days after notice thereof from the Administrative Agent to the Company, on behalf of itself and the Canadian Borrower;
(f)the occurrence of any “default”, as defined in any Loan Document (other than this Agreement) or the breach of any of the terms or provisions of any Loan Document (other than this Agreement), which default or breach continues beyond any period of grace therein provided;
(g)(i) the Company or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Indebtedness (other than Indebtedness referred to in clauses (a) or (b) of this Article), the aggregate outstanding amount of which is in excess of $20,000,000, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created, or (ii) any event or condition occurs that results in any Indebtedness referred to in subclause (i) of this clause (g) becoming due prior to its scheduled maturity or that enables or permits (without the lapse of time, but with or without giving notice) the holder or holders of any such Indebtedness or any trustee or agent on its or their behalf to cause any such Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this subclause (ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;
(h)an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Company or any Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator, monitor or similar official for the Company or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;
(i)the Company or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator, monitor or similar official for the Company or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
(j)the Company or any of its Subsidiaries shall default in the payment when due, or in the performance or observance, of any obligation or condition of any Material Contract (other than this Agreement), unless, but only as long as, the existence of any such default is being contested by the Company or any such Subsidiary in good faith by appropriate proceedings and adequate reserves in respect thereof have been established on the books of the Company or such Subsidiary to the extent required by GAAP;

(k)a Change in Control shall occur;
(l)any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or the Company or any Subsidiary shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms);
(m)(1) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect, or (2) the institution of any steps to terminate or wind-up a Canadian Pension Plan (wholly or in part) if, as a result of such termination or wind-up, the Company, the Canadian Borrower or any of their Subsidiaries would be required to make a contribution to such Canadian Pension Plan (at the time of such termination or wind-up or at any time thereafter) and all Canadian Pension Plans so previously terminated or wound-up after the date of this Agreement, or the institution of any steps or the issuance of any order or proposal in respect of a Canadian Pension Plan that directly or indirectly requires the payment by the Company, the Canadian Borrower or any of their Subsidiaries (whether on behalf of itself or another Person) of or results in the obligation of the Company, the Canadian Borrower or any of their Subsidiaries (whether on behalf of itself or another Person) to pay, any monetary amount in respect of such Canadian Pension Plan, in each case, where such contribution or payments or obligations to make such contribution or payments, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;
(n)one or more judgments for the payment of money in an aggregate amount in excess of $20,000,000 in any fiscal year of the Company shall be rendered against the Company, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Company or any Subsidiary to enforce any such judgment;
(o)the Company or any of its Subsidiaries shall incur, or shall be reasonably likely to incur, any Environmental Liability that would be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect; or
(p)the Company or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;
then, and in every such event (other than an event with respect to the Company described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Company, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations of the Borrowers accrued hereunder and under the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in case of any event with respect to any Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations accrued hereunder and under the other Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.

ARTICLE VIII
The Administrative Agent
Each of the Lenders and Issuing Banks hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.
The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with Company or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.
The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Company or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii)

the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent, or such other affiliate thereof as may be designated from time to time. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Company. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by any Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between such Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article, Section 2.17(c) and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent. Notwithstanding anything in this Agreement to the contrary, the Administrative Agent may not be removed without its prior written consent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
None of the Lenders, if any, identified in this Agreement as a Co-Syndication Agent or Co-Documentation Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to the relevant Lenders in their respective capacities as Co-Syndication Agent or Co-Documentation Agents, as applicable, as it makes with respect to the Administrative Agent in the preceding paragraph.
Except with respect to the exercise of setoff rights of any Lender, in accordance with Section 9.08, the proceeds of which are applied in accordance with this Agreement, each Lender agrees that it will not take any action, nor institute any actions or proceedings, against any Borrower or with respect to any Loan Document, without the prior written consent of the Required Lenders or, as may be provided in this Agreement or the other Loan Documents, with the consent of the Administrative Agent.
The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender. The Administrative Agent shall have the exclusive right on behalf of the Lenders to enforce the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.
The Lenders hereby authorize the Administrative Agent, at its option and in its discretion, to release any Subsidiary Guarantor from its obligations under any Subsidiary Guaranty (i) as permitted by, but only in accordance with, the terms of the applicable Loan Documents (including sales of Equity Interests of any Subsidiary permitted under Section 6.03); or (ii) if approved, authorized or ratified in writing by the Required Lenders, unless such release is required to be approved by all of the Lenders hereunder; provided, however, that (i) the Administrative Agent shall not be required to execute any such document on terms which, in the Administrative Agent’s opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Subsdiary Guarantor from its obligations under any Subsidiary Guaranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release any Subsidiary Guarantor from its obligations under any Subsidiary Guaranty pursuant hereto.

ARTICLE IX
Miscellaneous
SECTION 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:
(i)if to any Borrower, to G&K Services, Inc., 5995 Opus Parkway, Minnetonka, Minnesota 55343, Attention of Shane M. Steffensen, Treasurer and Director of Risk (Telecopy No. (952) 912-5950; Telephone No. (952) 912-5730);
(ii)if to the Administrative Agent, to it at 1525 West WT Harris Blvd 1B1, Charlotte, North Carolina 28262, Attention of Wholesale Loan Services (Telecopy No. (704) 715-0017);
(iii)if to Wells Fargo Bank, National Association, as an Issuing Bank, to it at Wells Fargo, National Association, 90 S. 7th Street, 18th Floor, Minneapolis, Minnesota 55402, Attention of Dianne Wegscheid (Telecopy No. (612) 316-4186);
(iv)if to Bank of America, N.A., as an Issuing Bank, to it at Bank of America, N.A., Global Trade Operations, 1 Fleet Way, Scranton, PA 18507, Mail Code: PA6-580-02-30, Attention of Al Malave (Telecopy No. (800) 755-8743);
(v)if to JPMorgan Chase Bank, N.A., as an Issuing Bank, to it at JPMorgan Chase Bank, N.A., Attention of Mary Hackett (Telecopy No. (312) 385-7101);
(vi)if to the Swingline Lender, to it at 1525 West WT Harris Blvd 1B1, Charlotte, North Carolina 28262, Attention of Wholesale Loan Services; and
(vii)if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.
(b)Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
(c)Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.
(b)Except as provided in Sections 2.20 and 6.12(c), neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or by the Borrowers and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Aggregate Commitment without the written consent of each Lender, or increase the Commitment of any Lender without such Lender’s written consent, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees or other amounts payable hereunder or under any Loan Document, without the written consent of each Lender directly affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees or other amounts payable hereunder or under any Loan Document, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, (iv) change Section 2.18(b) or (d) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender (it being understood that, solely with the consent of the parties prescribed by Section 2.20 to be parties to an Incremental Term Loan Amendment, Incremental Term Loans may be included in the determination of Required Lenders on substantially the same basis as the Commitments and the Revolving Loans are included on the Effective Date), (vi) release the Company or all or substantially all of the Subsidiary Guarantors from their obligations under Article X or any Subsidiary Guaranty, as applicable, without the written consent of each Lender, or (vii) change the definition of “Agreed Currencies” without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, such Issuing Bank or the Swingline Lender, as the case may be.

(c)Notwithstanding the foregoing, this Agreement and any other Loan Document may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrowers to each relevant Loan Document (x) to add one or more credit facilities (in addition to the Incremental Term Loans pursuant to an Incremental Term Loan Amendment) to this Agreement and to permit extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Revolving Loans, Incremental Term Loans and the accrued interest and fees in respect thereof and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Lenders.
(d)If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Company may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Company and the Administrative Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, and (ii) each Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by such Borrower hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.15 and 2.17, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.
SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Company shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as Intralinks) of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Banks in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, any Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement and any other Loan Document, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)The Company shall indemnify the Administrative Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any of its Subsidiaries, or any Environmental Liability related in any way to the Company or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.
(c)To the extent that the Company fails to pay any amount required to be paid by it to the Administrative Agent, any Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, such Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (it being understood that the Company’s failure to pay any such amount shall not relieve the Company of any default in the payment thereof); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, such Issuing Bank or the Swingline Lender in its capacity as such.
(d)To the extent permitted by applicable law, no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.
(e)All amounts due under this Section shall be payable not later than fifteen (15) days after written demand therefor.

SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:
(A) the Company; provided that no consent of the Company shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; provided, further, that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof from the Administrative Agent;
(B) the Administrative Agent; and
(C) the Issuing Banks.
(ii)Assignments shall be subject to the following additional conditions:
(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Company and the Administrative Agent otherwise consent, provided that no such consent of the Company shall be required if an Event of Default has occurred and is continuing;
(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;
(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, such fee to be paid by either the assigning Lender or the assignee Lender or shared between such Lenders; and
(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
(iii)Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
(iv)The Administrative Agent, acting for this purpose as an agent of each Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(v)Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(e) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(c)(i) Any Lender may, without the consent of the Company, the Administrative Agent, any Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(d) as though it were a Lender.
(ii)A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Company, to comply with Section 2.17(e) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of each Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s rights and obligations under this Agreement, including its Commitment and Loans (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments or Loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, or other obligation is in registered form under Section 5f.103-1(c) of the

United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(d)Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.
SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means (including “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07. Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
SECCTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Borrower or any Subsidiary Guarantor against any of and all the Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.
(b)Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.
(c)Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. The Canadian Borrower irrevocably designates and appoints the Company, as its authorized agent, to accept and acknowledge on its behalf, service of any and all process which may be served in any suit, action or proceeding of the nature referred to in Section 9.09(b) in any federal or New York State court sitting in New York City. The Company hereby represents, warrants and confirms that the Company has agreed to accept such appointment (and any similar appointment by a Subsidiary Guarantor which is a Foreign Subsidiary). Said designation and appointment shall be irrevocable by the Canadian Borrower until all Loans, all reimbursement obligations, interest thereon and all other amounts payable by the Canadian Borrower hereunder and under the other Loan Documents shall have been paid in full in accordance with the provisions hereof and thereof and this Agreement shall have been terminated in accordance with the terms hereof. The Canadian Borrower hereby consents to process being served in any suit, action or proceeding of the nature referred to in Section 9.09(b) in any federal or New York State court sitting in New York City by service of process upon the Company as provided in this Section 9.09(d); provided that, to the extent lawful and possible, notice of said service upon such agent shall be mailed by registered or certified air mail, postage prepaid, return receipt requested, to the Company and (if applicable to) the Canadian Borrower at its address set forth in Section 9.01. The Canadian Borrower irrevocably waives, to the fullest extent permitted by law, all claim of error by reason of any such service in such manner and agrees that such service shall be deemed in every respect effective service of process upon the Canadian Borrower in any such suit, action or proceeding and shall, to the fullest extent permitted by law, be taken and held to be valid and personal service upon and personal delivery to the Canadian Borrower. To the extent the Canadian Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether from service or notice, attachment prior to judgment, attachment in aid of execution of a judgment, execution or otherwise), the Canadian Borrower hereby irrevocably waives such immunity in respect of its obligations under the Loan Documents. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
SECTION 9.12. Confidentiality. Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations, (g) with the consent of the Company or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Company. For the purposes of this Section, “Information” means all information received from the Company relating to the Company or its business, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Company; provided that, in the case of information received from the Company after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connections with the administration of this Agreement, the other Loan Documents, and the Commitments.
SECTION 9.13. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies each Loan Party that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Act.
SECTION 9.14. Canadian Anti-Money Laundering Legislation. The Canadian Borrower acknowledges that, pursuant to the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” laws (collectively, including any guidelines or orders thereunder, “Canadian AML Legislation”), the Lenders may be required to obtain, verify and record information regarding the Canadian Borrower, its directors, authorized signing officers, direct or indirect shareholders or other Persons in control of the Canadian Borrower, and the transactions contemplated hereby. The Canadian Borrower shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by the Lenders, or any prospective assignee or participant of the Lenders, in order to comply with any applicable Canadian AML Legislation, whether now or thereafter in existence.

SECTION 9.15. Several Obligations; Nonreliance; Violation of Law. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Each Lender hereby represents that it is not relying on or looking to any margin stock for the repayment of the Borrowings provided for herein. Anything contained in this Agreement to the contrary notwithstanding, neither the Issuing Banks nor any Lender shall be obligated to extend credit to any Borrower in violation of any applicable law.
SECTION 9.16. Disclosure. Each of the Borrowers and Lenders hereby acknowledges and agrees that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Borrowers, the Subsidiaries and their respective Affiliates.
SECTION 9.17. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest hereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
SECTION 9.18. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Lenders, the Issuing Banks and the Administrative Agent are arm’s-length commercial transactions between such Borrower and its Affiliates, on the one hand, and the Lenders, the Issuing Banks and the Administrative Agent and their Affiliates, on the other hand, (B) such Borrower has consulted its own legal, tax, investment, accounting or regulatory advisors to the extent it has deemed appropriate, and (C) such Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Lenders, the Issuing Banks and the Administrative Agent and their Affiliates is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as a financial advisor, agent (other than with respect to the Administrative Agent, solely in its capacity as administrative agent for the Lender and the Issuing Banks as set forth in Article VIII) or fiduciary for such Borrower or any of its Affiliates, or any other Person and (B) no Lender, Issuing Bank or the Administrative Agent or any of their Affiliates have any obligation to such Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) each of the Lenders, the Issuing Banks and the Administrative Agent and their respective Affiliates may be engaged in providing debt financing, equity capital or other services (including financial advisory services) to other companies which may have conflicting interests regarding the transactions described herein and otherwise that involve interests that differ from those of such Borrower and its Affiliates, and no Lender, Issuing Bank or the Administrative Agent or any of their Affiliates have any obligation to disclose any of such interests to such Borrower or its Affiliates. To the fullest extent permitted by law, each Borrower hereby waives and releases any claims that it may have against each of the Lenders, the Issuing Banks and the Administrative Agent and their Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

ARTICLE X
Company Guaranty
In order to induce the Lenders to extend credit to the Canadian Borrower, the Company hereby irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, the payment when and as due of the Obligations of the Canadian Borrower. The Company further agrees that the due and punctual payment of such Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any such extension or renewal of any such Obligation.
The Company waives presentment to, demand of payment from and protest to the Canadian Borrower of any of the Obligations, and also waives notice of acceptance of its obligations and notice of protest for nonpayment. The obligations of the Company hereunder shall not be affected by (a) the failure of the Administrative Agent, any Issuing Bank or any Lender to assert any claim or demand or to enforce any right or remedy against the Canadian Borrower under the provisions of this Agreement, any other Loan Document or otherwise; (b) any extension or renewal of any of the Obligations; (c) any rescission, waiver, amendment or modification of, or release from, any of the terms or provisions of this Agreement, or any other Loan Document or agreement; (d) any default, failure or delay, willful or otherwise, in the performance of any of the Obligations; (e) the failure of the Administrative Agent to take any steps to perfect and maintain any security interest in, or to preserve any rights to, any security or collateral for the Obligations, if any; (f) any change in the corporate, partnership or other existence, structure or ownership of the Company or any other guarantor of any of the Obligations; (g) the enforceability or validity of the Obligations or any part thereof or the genuineness, enforceability or validity of any agreement relating thereto or with respect to any collateral securing the Obligations or any part thereof, or any other invalidity or unenforceability relating to or against any Borrower or any guarantor of any of the Obligations, for any reason related to this Agreement, any Swap Agreement, any other Loan Document, or any provision of applicable law, decree, order or regulation of any jurisdiction purporting to prohibit the payment by any Borrower or any guarantor of the Obligations, of any of the Obligations or otherwise affecting any term of any of the Obligations; or (h) any other act, omission or delay to do any other act which may or might in any manner or to any extent vary the risk of the Company or otherwise operate as a discharge of a guarantor as a matter of law or equity or which would impair or eliminate any right of the Company to subrogation.

The Company further agrees that its agreement hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by the Administrative Agent, any Issuing Bank or any Lender to any balance of any deposit account or credit on the books of the Administrative Agent, any Issuing Bank or any Lender in favor of any Borrower or any other Person.
The obligations of the Company hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of any of the Obligations, any impossibility in the performance of any of the Obligations or otherwise.
The Company further agrees that its obligations hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by the Administrative Agent, any Issuing Bank or any Lender upon the bankruptcy or reorganization of any Borrower or otherwise.
In furtherance of the foregoing and not in limitation of any other right which the Administrative Agent, any Issuing Bank or any Lender may have at law or in equity against any Borrower by virtue hereof, upon the failure of the Canadian Borrower to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, the Company hereby promises to and will, upon receipt of written demand by the Administrative Agent, any Issuing Bank or any Lender, forthwith pay, or cause to be paid, to the Administrative Agent, any Issuing Bank or any Lender in cash an amount equal to the unpaid principal amount of such Obligations then due, together with accrued and unpaid interest thereon. The Company further agrees that if payment in respect of any Obligation shall be due in a currency other than Dollars and/or at a place of payment other than Charlotte, N.C. or any other Eurocurrency Payment Office and if, by reason of any Change in Law, disruption of currency or foreign exchange markets, war or civil disturbance or other event, payment of such Obligation in such currency or at such place of payment shall be impossible or, in the reasonable judgment of the Administrative Agent, any Issuing Bank or any Lender, disadvantageous to the Administrative Agent, any Issuing Bank or any Lender in any material respect, then, at the election of the Administrative Agent, the Company shall make payment of such Obligation in Dollars (based upon the applicable Equivalent Amount in effect on the date of payment) and/or in Charlotte, N.C. or such other Eurocurrency Payment Office as is designated by the Administrative Agent and, as a separate and independent obligation, shall indemnify the Administrative Agent, any Issuing Bank and any Lender against any losses or reasonable out-of-pocket expenses that it shall sustain as a result of such alternative payment.
Upon payment by the Company of any sums as provided above, all rights of the Company against the Canadian Borrower arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full in cash of all the Obligations owed by the Canadian Borrower to the Administrative Agent, the Issuing Banks and the Lenders.

Nothing shall discharge or satisfy the liability of the Company hereunder except the full performance and payment of the Obligations.
No Borrower hereunder shall be deemed to be a guarantor of any Swap Obligations if such Borrower is not an ECP, to the extent that the providing of such guaranty by such Borrower would violate the ECP Rules or any other applicable law or regulation. This paragraph shall not affect any guaranteed Obligations other than Swap Obligations, nor shall it affect the guaranteed Obligations of any Borrower who qualifies as an ECP. If a Swap Obligation arises under a master Swap Agreement governing more than one transaction, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to transactions for which such Guarantee is or becomes illegal.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

G&K SERVICES, INC., as the Company

By: /s/ Douglas A. Milroy
Name: Douglas A. Milroy
Title: Chairman and Chief Executive Officer

G&K SERVICES CANADA INC., as the Canadian Borrower

By: /s/ Douglas A. Milroy
Name: Douglas A. Milroy
Title: Chairman and Chief Executive Officer

Signature Page to Credit Agreement
G&K Services, Inc.
G&K Services Canada Inc.

WELLS FARGO BANK, NATIONAL ASSOCIATION, individually, as a Lender, as Swingline Lender, as an Issuing Bank and as Administrative Agent

By: /s/ Dianne Wegscheid
Name: Dianne Wegscheid
Title: Sr. Vice President

Signature Page to Credit Agreement
G&K Services, Inc.
G&K Services Canada Inc.

BANK OF AMERICA, N.A., individually, as a Co-Syndication Agent, a Lender and as an Issuing Bank

By: /s/ Casey Klepsch
Name: Casey Klepsch
Title: Assistant Vice President

BANK OF AMERICA, N.A. (Canada Branch)

By: /s/ Medina Sales de Andrade
Name: Medina Sales de Andrade
Title: Vice President

Signature Page to Credit Agreement
G&K Services, Inc.
G&K Services Canada Inc.

JPMORGAN CHASE BANK, N.A., individually, as a Co-Syndication Agent, as a Lender and as an Issuing Bank

By: /s/ Suzanne Ergastolo
Name: Suzanne Ergastolo
Title: Vice President

JPMORGAN CHASE BANK, N.A., Toronto Branch

By: /s/ Jeffrey Coleman
Name: Jeffrey Coleman
Title: Executive Director

Signature Page to Credit Agreement
G&K Services, Inc.
G&K Services Canada Inc.

SUNTRUST BANK, individually, as a
Co-Documentation Agent and as a Lender

By: /s/ Lisa Garling
Name: Lisa Garling
Title: Director

Signature Page to Credit Agreement
G&K Services, Inc.
G&K Services Canada Inc.

PNC BANK, NATIONAL ASSOCIATION, individually, as a Co-Documentation Agent and as a Lender

By: /s/ Michael J. Cortese
Name: Michael J. Cortese
Title: Vice President

PNC BANK CANADA BRANCH

By: /s/ Caroline Stade
Name: Caroline Stade
Title: Senior Vice President

By: /s/ David T. Olsen
Name: David T. Olsen
Title: Principal Officer and Regional President - Canada

Signature Page to Credit Agreement
G&K Services, Inc.
G&K Services Canada Inc.

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By: /s/ Andrew C. Beckman
Name: Andrew C. Beckman
Title: Vice President

U.S. BANK NATIONAL ASSOCIATION (Canada Branch)

By: /s/ John P. Rehob
Name: John P. Rehob
Title: Principal Officer

Signature Page to Credit Agreement
G&K Services, Inc.
G&K Services Canada Inc.

BANK OF MONTREAL, as a Lender

By: /s/ Barbara Nieland
Name: Barbara Nieland
Title: Senior Vice President / Director

BANK OF MONTREAL, TORONTO (Canada Branch)

By: /s/ Barbara Nieland
Name: Barbara Nieland
Title: Senior Vice President / Director

Signature Page to Credit Agreement
G&K Services, Inc.
G&K Services Canada Inc.